Exhibit (c)(9)
ANALYSIS OF FCC LICENSES
COX RADIO, INC.
AS OF DECEMBER 31, 2008
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ANALYSIS OF FCC LICENSES
COX RADIO, INC.
AS OF DECEMBER 31, 2008
TABLE OF CONTENTS

Introduction	1
Station Summary	2
Industry Overview	4
Marketplace Overview	6
Sources	8
FAS 142 Overview	8
Bond & Pecaro’s Experience	10

Executive Summary	11
Valuation Methods	11
Conclusion	11
Conditions and Limitations	12

FAS 142 FCC License Analysis	16
Discounted Cash Flow Analysis	17
Valuation Conclusion	26
Exhibits
A.   Weighted Average Cost of Capital Calculation
B.   Cox Radio FCC License Valuation Tables
C.   Qualifications of Timothy S. Pecaro and Benjamin K. Steinbock
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ANALYSIS OF FCC LICENSES
COX RADIO, INC.
VARIOUS MARKETS
AS OF DECEMBER 31, 2008
INTRODUCTION
     Bond & Pecaro, Inc. has been retained by Cox Radio, Inc. (“Cox”) to assist the company in its FAS Statement 142 compliance activities. FAS 142 addresses the impairment of intangible assets and goodwill. The subject assets at issue in this report are the FCC licenses of the radio stations owned by Cox. Headquartered in Atlanta, Georgia, Cox owns 86 radio stations in 19 markets. The effective date of this analysis is December 31, 2008.
     For the purposes of this analysis, it is assumed that the subject assets are installed as part of an operating business. Fair market value is defined as the price in cash or cash equivalents that would convey between a willing buyer and a willing seller, neither being under compulsion and both being fully informed. Under FAS Statement 157, Fair Value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”1 In this report, fair market value and Fair Value are used interchangeably.
     In this analysis, Cox Radio, Inc.’s FCC licenses have been valued using an income approach. The Fair Values of the FCC licenses can be expressed by discounting these future benefits. The discounted cash flow analyses assume that the FCC licenses are held by hypothetical start-up stations, a method commonly referred to as the “greenfield approach.” This income approach is a direct method to valuing the FCC licenses of the Stations. The values

[1]	Financial Accounting Standards Board of the Financial Accounting Foundation, Statement of Financial Accounting Standards No. 157, Fair Value Measurements.
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yielded by the discounted cash flow analyses of the Stations represent the portion of the Stations’ value attributable solely to its FCC licenses.
Station Summary
     Cox owns the following radio stations (“the Stations”) in the following markets:

Market	Station
Athens	WGMG-FM
Athens	WNGC-FM
Athens	WPUP-FM
Athens	WGAU-AM
Athens	WRFC-AM
Atlanta	WALR-FM
Atlanta	WBTS-FM
Atlanta	WSRV-FM
Atlanta	WSB-FM
Atlanta	WSB-AM
Birmingham	WAGG-AM
Birmingham	WBHJ-FM
Birmingham	WBHK-FM
Birmingham	WBPT-FM
Birmingham	WNCB-FM
Birmingham	WZZK-FM
Birmingham	WPSB-AM
Dayton	WHIO-FM
Dayton	WHIO-AM
Dayton	WHKO-FM
Dayton	WZLR-FM
Greenville	WJMZ-FM
Greenville	WHZT-FM
Honolulu	KCCN-FM
Honolulu	KKNE-AM
Honolulu	KRTR-AM
Honolulu	KINE-FM
Honolulu	KPHW-FM
Honolulu	KRTR-FM
Houston	KHPT-FM
Houston	KKBQ-FM
Houston	KHTC-FM
Houston	KTHT-FM
Jacksonville	WAPE-FM
Jacksonville	WFYV-FM
Jacksonville	WJGL-FM
Jacksonville	WMXQ-FM
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Market	Station
Jacksonville	WOKV-AM
Jacksonville	WOKV-FM
Long Island	WBAB-FM
Long Island	WBLI-FM
Long Island	WHFM-FM
Louisville	WPTI-FM
Louisville	WRKA-FM
Louisville	WSFR-FM
Louisville	WVEZ-FM
Miami	WEDR-FM
Miami	WFLC-FM
Miami	WHQT-FM
Miami	WHDR-FM
Orlando	WCFB-FM
Orlando	WDBO-AM
Orlando	WHTQ-FM
Orlando	WMMO-FM
Orlando	WPYO-FM
Orlando	WWKA-FM
Richmond	WDYL-FM
Richmond	WKHK-FM
Richmond	WKLR-FM
Richmond	WMXB-FM
San Antonio	KCYY-FM
San Antonio	KISS-FM
San Antonio	KKYX-AM
San Antonio	KONO-FM
San Antonio	KPWT-FM
San Antonio	KSMG-FM
Southern Connecticut	WFOX-FM
Southern Connecticut	WCTZ-FM
Southern Connecticut	WNLK-AM
Southern Connecticut	WSTC-AM
Southern Connecticut	WEZN-FM
Southern Connecticut	WPLR-FM
Southern Connecticut	WYBC-FM
Tampa	WDUV-FM
Tampa	WHPT-FM
Tampa	WPOI-FM
Tampa	WSUN-FM
Tampa	WWRM-FM
Tampa	WXGL-FM
Tulsa	KJSR-FM
Tulsa	KRAV-FM
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Market	Station
Tulsa	KRMG-AM
Tulsa	KKCM-FM
Tulsa	KWEN-FM
Industry Overview
     According to the Federal Communications Commission (FCC), the commercial broadcasting industry in the United States consists of 582 VHF television stations, 796 UHF television stations, 4,778 AM radio stations, and 6,382 FM radio stations.1 Each station has been granted a license by the FCC that provides authorization to operate and stipulates certain technical parameters such as antenna height and transmitting power. These stations provide entertainment, news, music, and other forms of programming to the public free of charge. In order to cover the costs of operation, commercial stations sell advertising time to local and national businesses, government agencies, and political organizations that seek to deliver information to the general public.
     In 2002, as an outgrowth of its Congressionally-mandated biennial ownership review, the FCC began a proceeding to review all of its ownership rules affecting broadcasting and, on June 2, 2003, adopted new rules governing local and national television ownership, local radio ownership, and local cross- ownership of radio stations, television stations, and daily newspapers. Before the new rules took effect, however, the United States Court of Appeals for the Third Circuit imposed a stay on their effectiveness pending review.
     In the rules adopted in June 2003, the FCC had proposed to increase the national television station ownership limit from 35% to 45% of national television households. While the review proceedings were pending before the Third Circuit, however, Congress enacted legislation that increased the national television ownership cap to 39%. This statutory enactment resolved, at least for the time being, the issue of the national television station ownership cap.

[1]	As of June 30, 2008.
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     In June 2004, the Third Circuit issued a decision remanding the FCC’s new rules for further consideration by the agency in light of the court’s opinion. The court’s June 2004 opinion giving the FCC direction for further consideration of the rules generally expressed approval of continuation of the 50% ownership attribution discount for UHF television station ownership under the national television cap, the elimination of the outright ban on newspaper/broadcast cross- ownership, and the restriction on the ownership by a single entity of more than one of the top-four television stations in a market. Most of the rules regarding radio and television station numerical ownership limits were remanded for further justification.
     In its June 2004 decision, the court continued the stay of the FCC’s new rules pending the FCC’s response to the court’s remand. In September 2004, however, the court partially lifted the stay to allow most of the FCC’s new local radio ownership rules to go into effect, including the use of Arbitron Metro Markets (where available) in lieu of the former contour-based market definition and the inclusion of non-commercial stations in counting the number of radio stations in the local market.
     As a result of the actions by the court and by Congress, the FCC continues to enforce the broadcast ownership rules that existed before its June 2003 order, except for those local radio ownership rules that the court allowed to take effect and except for the new national television station ownership cap that Congress revised by statute. It remains to be seen what rule changes the FCC will propose in response to the court’s remand order and whether those rules will withstand further judicial review.
     It is estimated that over 600 million radio receivers are in use by the American public. Approximately 98% of all households in the United States are equipped with television receivers; 75% of all households own more than one television set.
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     The link between audience size and advertising revenues is fundamental to the broadcasting industry. Broadcasters constantly seek to provide programming that will develop the widest appeal among radio listeners and television viewers. The more effectively the broadcaster is able to meet the preferences of the public, the larger the station’s audience will be. The larger the audience that a station can offer to advertisers, the more advertisers will be willing to pay for time on the station. This relationship between audience size and advertising revenues is axiomatic in the broadcasting industry and is the primary determinant of success or failure among station operators.
     In recent years, the broadcasting industry has become increasingly competitive. The FCC has issued additional licenses for radio and television stations in almost every market in the country. Moreover, traditional broadcast operators have come under increasing pressure from satellite-distributed program services, cable television systems, compact discs (CDs), digital video disks (DVDs), portable music devices (iPods), Internet businesses, and other competing technologies.
     In order to build the largest audience share possible, stations invest heavily in tangible assets, such as tall towers and powerful transmitters, and intangible assets such as on-air talent and programming agreements. Similarly, investments in equipment and intangible assets, such as managerial talent, may be oriented toward controlling costs and increasing profitability.
     It is in this marketplace, one defined by a strong relationship between audience size and revenue on one hand, and increasing competition on the other, that the Stations operate.
Marketplace Overview
     Even prior to the subprime mortgage crisis and the associated global economic malaise, 2008 was shaping up to be a difficult year for radio broadcasters. The slowing advertising market combined with the perception — due in large part to the
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aforementioned increase in media competition — that radio broadcasting is a waning medium has lead to substantial decreases in the value of radio properties, both in the public and private markets. The financial crisis has served to aggravate this decline, as advertising revenue expectations have fallen even further and the paralysis of the credit markets has brought transactions to a virtual standstill. A few key metrics of the radio broadcast industry stand out:
-	The Radio Advertising Bureau estimates that total radio revenues are down 7.0% in 2008. BIA Advisory Services also forecasts a 7.0% decrease in 2008 and expects a 10.0% decrease in 2009. The most recent estimates from SNL Kagan have total (including non-spot) radio revenues down 8% - 9% in 2008 and a further 10.0% decrease has been forecast in 2009.[1] Between 2008 and 2018, SNL Kagan forecasts radio revenues to grow at only 0.8% per year. The lone bright spot comes from non-spot revenue, which is expected to be up 10.5% in 2008 and grow at an estimated 4.7% annually through 2018.

-	Radio revenue as a share of total U.S. advertising dollars is expected to continue to decline. Slightly over 9.0% of total advertising spending in 2002, radio advertising is forecast to drop to 7.0% of total advertising dollars by 2010.

-	Public and private radio values continue to fall, with the decreases dramatically outpacing any revenue or cash flow declines. In the public markets, the index of publicly-traded pure-play radio broadcast companies shows that radio stocks have fallen 87.8% in the last year alone. On the private market side, deal volume has dropped significantly, with 455 transactions taking place through September 2008, as compared to 1,131 transactions over the same period in 2007 and 678 transactions in 2006. At the same time, station values as a multiple of cash flow have also dropped. Stations have changed hands at an average of 10.7x cash flow in 2008, compared with 11.8x in 2007, 12.0x in 2006, and 13.2x in 2005.
Overall, these factors have combined to present a pessimistic view of the radio broadcast industry, which in turn has served to depress both public and private radio station values.

[1]	SNL Kagan, Broadcast Investor: Deals and Finance, December 17, 2008.
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Sources
     In performing this analysis, various data sources were employed. These include Arbitron Radio USA; 2008 Broadcasting & Cable Yearbook; SNL Kagan’s Radio/TV Station Annual Outlook: Market-by-Market Revenue Projections; Market Statistics Demographics USA 2008, County Edition; various issues of Kagan Research B-Stats and Broadcast Investor. Deal and Finance; other industry publications; and internal financial statements, reports, and documents provided by Cox. These materials are assumed to be accurate with respect to factual matters.
FAS 142 Overview
     In July 2001, the Financial Accounting Standards Board (FASB) formally issued the standards in Statement 142, Goodwill and Other Intangible Assets. With certain limited exceptions, Statement 142 applies to fiscal years beginning after December 15, 2001.
Intangible Assets
     FAS 142 requires that intangible assets without determinable lives be reviewed for impairment. A recognized intangible asset should be amortized over its anticipated useful life. Such amortization must reflect any anticipated residual value associated with the asset. By contrast, an intangible asset with an indefinite useful life should not be amortized until its life can be determined. Both types of intangible assets must be tested for impairment annually or more frequently in cases where impairment may have occurred.
     Regarding these assets, the appropriate tests differ. For assets with determinable lives, the sum of the undiscounted cash flows over the life of the asset is compared to the carrying value, in accordance with Statement 144.1 If the sum of the undiscounted cash flows does not exceed the carrying value, impairment exists and the Fair Value must be determined, with a loss equaling

[1]	Financial Accounting Standards Board of the Financial Accounting Foundation, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
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the difference between the Fair Value and the carrying amount recognized. For intangible assets without determinable lives (those that are not subject to amortization), the test consists of comparing the Fair Value of the asset to its carrying amount. Where necessary, an impairment loss equal to the difference must be recognized.
     Regarding the combination of intangible assets for Statement 142 analysis, at their March 2002 meeting the FASB Emerging Issues Task Force (EITF) addressing Issue 02-72 released a consensus opinion. That opinion states:
-	Separately recorded indefinite-lived intangible assets should be combined into a single unit of accounting if operated as a single asset.

-	Determination is a matter of judgment.

-	Certain indicators should be considered in making the determination.
Indicators that the assets should be combined include:
-	The intangible assets were purchased in order to construct or enhance a single asset.

-	Had the intangible assets been acquired in the same acquisition they would have been recorded as one asset.

-	The intangible assets as a group represent the highest and best use of the assets.

-	The marketing or branding strategy provides evidence that the intangible assets are complimentary.
Indicators that the assets should not be combined include:
-	The intangible assets generate cash flows independent of any other intangible asset.

-	Each intangible asset would likely be sold separately.

-	The entity has adopted or is considering a plan to dispose of one or more intangible asset group separately.

-	The intangible asset is used exclusively by different Statement 144 asset groups.

-	Factors that might limit the useful life of one of the intangible assets would not similarly limit the useful lives of the other intangible assets combined in the unit of accounting.
     Finally, Statement 142 states that if goodwill and another asset of a reporting unit are tested for impairment at the same time, the other asset shall be tested for impairment before

[2]	The Financial Accounting Standards Board, Emerging Issues Task Force, Issue 02-7, Meeting March 2002.
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goodwill. If the other asset is impaired, the impairment loss would be recognized prior to goodwill being tested for impairment.1
Bond & Pecaro’s Experience
     The professional staff of Bond & Pecaro has been retained to appraise over 5,000 media and communications businesses. Because of our prior experience in the radio broadcasting industry, we are uniquely qualified to value the radio station assets owned and operated by Cox. Members of the firm have extensive experience in the areas of broadcast engineering, market research, valuation related tax matters, and financial analysis. Senior members of our staff testify routinely as expert witnesses on issues related to the value of communications companies and their tangible and intangible assets.
     The firm’s clients include AT&T, Belo, Cable One, CBS, Citadel, Clear Channel, Comcast, Conde Nast, Cox Enterprises, Discovery, Entercom, Fox, Gray, The Hearst Corporation, LIN, National Geographic, NBC, Newhouse, The New York Times, Paramount, Radio One, Regent, Time-Warner, Viacom, The Washington Post, Young Broadcasting, and many others.

[1]	Financial Accounting Standards Board of the Financial Accounting Foundation, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, pg. 11.
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ANALYSIS OF FCC LICENSES
COX RADIO, INC.
VARIOUS MARKETS
AS OF DECEMBER 31, 2008
EXECUTIVE SUMMARY
     An analysis has been prepared to determine the fair value of the Cox FCC licenses. The effective date of this analysis is December 31, 2008.
Valuation Methods
     FAS Statement 142 requires that intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment.
FCC Licenses
     An analysis was undertaken to determine the value of the FCC licenses at the market level for the subject Radio Stations.
     In these analyses, Cox Radio, Inc.’s FCC licenses have been valued using an income approach. The income approach measures the expected economic benefits that these assets bring to their holder. The Fair Values of the FCC licenses can be expressed by discounting these future benefits.
Conclusion
     An analysis was undertaken to determine the value of the FCC licenses at the Cox Radio Stations. The following table summarizes the values of the Cox FCC licenses by market:
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FCC License
Appraised
Market	Value
Athens	$26,692.3
Atlanta	274,234.6
Birmingham	26,686.9
Dayton	11,810.3
Greenville	9,413.8
Honolulu	5,898.2
Houston	73,414.6
Jacksonville	19,631.3
Long Island	56,886.9
Louisville	5,159.9
Miami	131,504.0
Orlando	117,388.8
Richmond	13,882.6
San Antonio	47,342.5
Tampa	81,254.6
Tulsa	26,195.0
Bridgeport	15,782.4
New Haven	19,230.9
Stamford-Norwalk	5,183.0

Total	$967,592.5
Conditions and Limitations
     Cox Radio, Inc. recognizes and confirms that Bond & Pecaro, Inc., in connection with performing the valuation services hereunder, (i) reviewed certain historical business, financial, and other company information that was publicly available or furnished to Bond & Pecaro, Inc. by members of Cox’s management; (ii) reviewed certain financial forecasts and other data provided to Bond & Pecaro, Inc. by members of Cox’s management; and (iii) conducted discussions with members of Cox’s management with respect to the business prospects and financial forecasts of Cox. In connection with such review and discussions, Bond & Pecaro, Inc. has relied upon the accuracy and completeness of the foregoing financial and other information, and Bond & Pecaro, Inc. has not assumed any responsibility for any independent verification of such information. With
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respect to Cox’s financial projections, Bond & Pecaro, Inc. has assumed that such projections have been reasonably prepared and reflect the best current estimates and judgment of Cox management as to the future financial performance of Cox.
     This analysis is based upon a number of projections. Projections are inherently subject to varying degrees of uncertainty. Their accuracy depends, among other things, upon the reliability of the underlying assumptions and the occurrence of events beyond the control of Bond & Pecaro, Inc.
     Cox acknowledges that the valuation of the intangible assets described herein is a subjective appraisal based upon Bond & Pecaro, Inc.’s experience and judgment in valuation and that it is dependent upon certain economic, market, financial, and other conditions. It should be understood that the valuation is an estimate and not a precise calculation. As such, Cox acknowledges and agrees that Bond & Pecaro, Inc. shall not be liable to Cox or its respective officers, directors, advisors, representatives, agents, and employees or any third party for, or in connection with, (i) the valuation; (ii) any services provided in relation to the valuation; or (iii) any indirect, special, or consequential damages, even if Cox is advised of the possibility thereof.
     Cox shall indemnify and hold harmless Bond & Pecaro, Inc. and its respective officers, directors, advisors, representatives, agents, and employees, each such party an “Indemnified Person”, from and against any and all losses, claims, damages, liabilities, joint or several, related to or arising out of the valuation, including an Indemnified Person’s services relating to the valuation. Cox shall also reimburse each Indemnified Person for all expenses, including, but not limited to, reasonable fees and expenses of legal counsel, and usual and customary expenses for an Indemnified Person’s involvement in discovery proceedings or testimony incurred in connection with any threatened, or commenced, inquiry, investigation, action, or legal, administrative, or judicial proceedings related to or arising out of the valuation and any related services provided by
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Bond & Pecaro, Inc. The reimbursement obligations contained herein shall apply whether or not Bond & Pecaro, Inc. or any other Indemnified Person is a formal party to any proceeding. Notwithstanding the foregoing, Cox shall not be liable to an Indemnified Person for the foregoing claims and expenses to the extent that such claims and expenses are finally and judicially determined to have resulted directly and primarily from the bad faith, gross negligence, or willful misconduct of an Indemnified Person.
     Bond & Pecaro, Inc. makes no representations or warranties as to the accuracy or completeness of the information or projections and assumptions contained herein, or otherwise furnished in connection with this analysis. Neither Bond & Pecaro, Inc. nor its personnel assume any liability for damages, direct or indirect, arising out of or related to this report, the information or assumptions or projections contained herein, any omissions from this report, or any information otherwise provided regarding this report.
     Neither this firm nor any of its employees has any present or anticipated economic interest in Cox Radio, Inc., its individual radio stations, or any of its related subsidiaries. The compensation received by the firm was in no way contingent upon the values or the conclusions developed herein.
     This appraisal was prepared for Cox Radio, Inc. in connection with its compliance with the requirements of FAS Statement 142. The report is not to be otherwise cited or disseminated without the prior written consent of Bond & Pecaro, Inc.
     All information and conclusions contained in this report are based upon the best knowledge and belief of the undersigned, whose qualifications are attached hereto. The appraiser did not receive significant professional assistance regarding the preparation of this report other than from members of Bond & Pecaro’s staff.
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     Recipients of this report agree that all of the information contained herein is of a confidential nature. This report may not be reproduced in whole or in part, or distributed to others. Each recipient agrees to treat it in a confidential manner, and will not, directly or indirectly, disclose or permit its agents or affiliates to disclose any such information without the prior written consent of Bond & Pecaro, Inc.
BOND & PECARO, INC.
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February 19, 2009

/s/ Timothy S. Pecaro Timothy S. Pecaro
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ANALYSIS OF FCC LICENSES
COX RADIO, INC.
VARIOUS MARKETS
AS OF DECEMBER 31, 2008
FCC LICENSE VALUATION ANALYSIS
     The valuation method used in this appraisal is based on the premise that the only assets unbuilt start-up stations would possess are FCC licenses. Other station assets, such as tangible assets, advertising contracts, programming contracts, employment agreements, leases, service contracts, going concern value, assembled staff, and the like, are all obtained or developed after station operations commence.
     Discounted cash flow analyses were performed to establish the values of the FCC licenses within each market cluster. The results of the discounted cash flow analyses reflect the values attributable solely to each market’s FCC licenses.
     The discounted cash flow model incorporates variables such as the forecast growth rate of each radio market, including consideration of population growth, household income, retail sales, and other factors influencing advertising expenditures; the existing and likely media competition within the market area, not limited to local radio stations, but also considering cable systems, television stations, and newspapers within the market; and market radio net revenues and the audience and revenue shares it is reasonable to expect the Cox stations to achieve over the projection period. The variables used in the analyses reflect historical market growth trends and market conditions.
     The discounted cash flow projection period of ten years was determined to be an appropriate time horizon for the analyses. Broadcast station operators and investors typically expect to recover their investments within a ten-year period. It is during this period that
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projections regarding market revenues, station market shares, and operating profit margins can be made with the highest degree of accuracy.
     Over this ten-year period, radio market revenues, market revenue shares, and operating profit margins were used to project operating profits. Federal and state taxes were deducted from the projected operating profits to determine after- tax net income. Depreciation expenses were added back to the after-tax income stream and projected capital expenditures and changes in working capital were subtracted to calculate the Stations’ net after-tax cash flow in each market.
     The yearly stream of cash flows was adjusted to present value using a discount rate of 10.5%. The discount rate used is based upon an after-tax rate calculated for the broadcast industry as of December 31, 2008.
     Additionally, it was necessary to project the Stations’ terminal values at the end of the ten year projection period. In order to determine these values, depreciation expenses were deducted from the Year 11 operating cash flow to determine taxable income. Income taxes, capital expenditures, and net changes in working capital were then deducted, and depreciation expense was added back, to determine an estimated after-tax free cash flow to use in perpetuity. The after-tax free cash flow was divided by a capitalization rate to determine the terminal value. These results were then discounted to present value at a rate of 10.5%.
Discounted Cash Flow Analysis
     The assumptions used in the cash flow models reflect historical performance and trends in the Cox market clusters, as well as industry norms for similar stations. These assumptions, especially those pertaining to station revenue shares and operating profit margins, are, in part, reflective of the actual and forecast performance of Cox Radio as station owner. However, based on radio industry data, the revenue shares and operating margins used in the cash flow models all
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fall within a reasonable range of what could be expected from a typical market participant. The assumptions for the respective markets in this analysis are as follows:
Initial Capital Investment
     As shown in Tables 1-38 in Exhibit B, an initial capital investment would be required to construct a start-up physical plant for the stations in each Cox market. The respective initial capital investments would be allocated toward securing land, buildings, broadcast equipment, office equipment, and related tangible property. Additionally, these funds would cover normal organizational expenditures. The investment reflects the appraiser’s judgment of the cost of these assets and organizational requirements as of December 31, 2008 and is consistent with the actual acquisition costs of the subject assets.
Market Revenue Projections
     Radio market revenues have been based on estimated 2008 net revenues for each market through analysis of year-end 2007 and year-to-date 2008 market revenue data from Miller, Kaplan, Arase, & Co. (“Miller, Kaplan”) and market revenue projections contained in SNL Kagan Radio/TV Station Annual Outlook report. 2008 annual market revenues were calculated by applying the year-to- date percentage change of year-to-date 2008 versus 2007 to the 2007 annual revenues for each market. Additionally, a share analysis was conducted to determine the estimated impact of those stations in each market that did not report revenue data to Miller, Kaplan. The estimated share of revenue from non- reporting stations was then added to the gross total reported by Miller, Kaplan. Agency commissions were then deducted from the adjusted gross revenues at a rate of 12.0%. In order to provide an additional point of reference, the resulting net revenue estimate was averaged with the SNL Kagan 2008 net revenue estimate. In several markets, Miller,
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Kaplan data was not available, so 2008 markets revenues have been based only on SNL Kagan data. The complete calculation of the base year market revenues is detailed in Table 1.
     2008 total market revenues were determined based on this data and market revenues were forecast over the 10-year projection period to reflect the expected long-term growth rates for the radio broadcast industry and each market. The Communications Industry Forecast 2008-2012 from Veronis Suhler Stevenson projects that broadcast radio revenue will decline 2.0% in 2009. More recent forecast from SNL Kagan and BIA project 10.0% and 9.0% declines, respectively, in 2009. Based on consultation with Cox Radio and other radio broadcasters, and giving weight to the current economic environment, the appraiser believes that an 8.0% decline is appropriate for 2009 revenue projections in each market. Consistent with other industry analysts, we have forecast a slight recovery beginning in 2010. Over the 10-year projection period, radio revenue growth rates have been projected to return to growth rates equal to the expected long-term growth rate in each market. The long-term growth rates have been estimated based on historical and expected performance in each market and are equal to or slightly below inflation. In determining radio revenue growth rates in each market, the appraiser has reviewed revenue growth forecasts from industry analysts including Kagan, Veronis Suhler, Morgan Stanley, and the Radio Advertising Bureau.
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Table 1
2008 Net Radio Revenue Projections
(Dollar amounts in thousands)

						Adj. Audience	Est. Adj.
	2007 YTD	2008 YTD	Sept. 07 -	2007	Est. 2008	Share of Non-	2008	Est. 2008	Est. 2008	Average
	MK Revs	MK Revs	Sept. 08	Gross MK	Gross MK	Reporting	Gross Total	NET Total	Kagan NET	2008 Net
Market	Thru Sept.	Thru Sept.	Growth	Revenues	Revenues	Stations	Revenues	Revenues[1]	Revenues[1]	Revenues
Athens[2]				Miller Kaplan Data Unavailable					N/A	N/A
Atlanta	$278,837	$240,107	-13.9%	$375,501	$323,345	3.6%	$334,985	$294,787	$356,840	$325,800
Birmingham	34,620	32,990	-4.7%	46,972	44,760	10.8%	49,595	43,643	43,736	43,700
Dayton	27,411	25,928	-5.4%	37,333	35,313	7.8%	38,068	33,500	35,376	34,400
Greenville	29,645	27,221	-8.2%	39,376	36,156	11.6%	40,350	35,508	39,776	37,600
Honolulu	27,038	26,429	-2.3%	36,887	36,056	5.7%	38,111	33,538	33,880	33,700
Houston	251,639	245,493	-2.4%	337,832	329,581	10.3%	363,528	319,904	334,840	327,400
Jacksonville	50,555	46,177	-8.7%	67,319	61,489	4.0%	63,949	56,275	59,752	58,000
Long Island	39,767	40,057	0.7%	53,292	53,681	4.4%	56,043	49,317	47,344	48,300
Louisville	37,262	35,683	-4.2%	50,085	47,963	2.9%	49,354	43,431	44,880	44,200
Miami	217,105	198,026	-8.8%	295,869	269,868	6.3%	286,870	252,446	267,784	260,100
Orlando	115,398	105,927	-8.2%	153,346	140,761	8.4%	152,584	134,274	120,912	127,600
Richmond	43,567	39,831	-8.6%	57,543	52,609	1.3%	53,292	46,897	52,448	49,700
San Antonio	76,506	78,527	2.6%	101,721	104,408	8.8%	113,596	99,964	101,992	101,000
Tampa	118,751	105,689	-11.0%	158,154	140,758	9.0%	153,426	135,015	137,808	136,400
Tulsa				Miller Kaplan Data Unavailable					42,680	42,700
Bridgeport				Miller Kaplan Data Unavailable					9,856	9,900
New Haven				Miller Kaplan Data Unavailable					16,808	16,800
Stamford-Norwalk				Miller Kaplan Data Unavailable					17,776	17,800

[1]	Athens is not a ranked radio market, and as such, there is no market revenue data available. The FCC license revenues are based on the CXR clusters’ actual revenues. The base revenues have been adjusted upward to reflect the fact that the WNGC signal could be moved to downtown Atlanta and compete in the 9th ranked Atlanta market.

[2]	Gross revenues adjusted for agency commissions at a rate of 12.0%.
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Market Revenue Share Projections
     Market revenue share projections are based upon the average adjusted audience share from Arbitron’s most recent ratings periods for comparable stations operating in each market. The average share for each station over four Arbitron ratings periods was calculated. For each market, stations that received a share from Arbitron but were not home to the market — and thus do not compete for revenue in that market – were removed from the analysis. These shares were then adjusted to total 100%. This assumption is not necessarily specific to the performance of Cox Radio stations and is predicated on the expectation that a new entrant into the market could reasonably be expected to perform at a level similar to the average competitor, assuming that competitor had similar technical facilities. In instances where the revenue or audience share of the Cox Radio market cluster has historically fallen well below the peer performance, certain adjustments were made to mitigate the hypothetical share.
     Based upon the experience of similar stations operating in comparable radio markets, new stations with similar facilities could expect to attain a stable revenue share by the end of a three-year maturation period. Revenue shares for the intermediate three-year period were estimated using linear interpolation.
Operating Profit Margins
     Operating profits are defined as profit before interest, depreciation and amortization, income tax, and corporate allocation charges. Operating profits are then divided by broadcast revenues, net of agency and representative commissions, to compute the operating profit margin.
     Operating profit margins for each Station are projected based upon industry operating margin norms from Bond & Pecaro internal data through August 31, 2008, which reflect market size and station type. This assumption is not specific to the performance of the Cox stations and is
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predicated on the expectation that a new entrant into the market could reasonably be expected to perform at a level similar to the typical competitor. While radio station operating margins have fallen in recent years, most radio broadcast owners have made significant cost-cutting moves in the past year and, as a result, margins have remained relatively strong. A summary of the mean and median operating margins by market size and station type is detailed in Table 2. In instances where the margin of the Cox Radio market cluster has historically fallen well below the peer performance, certain adjustments were made to mitigate the hypothetical margin.
     Given industry experience of comparable stations, new stations with similar facilities could expect to attain a stable operating margin by the end of a three-to five-year maturation period. Operating margins for the intermediate three-to five-year period were estimated using linear interpolation.
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Table 2

Radio Operating Profit Margins1

	FM	FM	AM	AM	AM/FM	AM/FM
Market Bracket	Average	Median	Average	Median	Average	Median
Average All	45.1%	39.4%	42.2%	29.4%	44.8%	38.6%
Average 1-5	43.2%	44.6%	34.4%	39.9%	43.0%	44.6%
Average 6-10	54.1%	49.8%	49.3%	46.0%	53.0%	49.2%
Average 1-10	47.7%	45.5%	47.4%	45.5%	47.7%	45.5%
Average 11-25	48.7%	46.6%	45.6%	40.2%	48.2%	45.9%
Average 1-25	48.2%	46.1%	46.4%	44.8%	47.9%	45.9%
Average 26-50	43.9%	41.7%	38.2%	30.8%	43.0%	39.6%
Average 51-75	40.7%	36.1%	29.4%	14.1%	39.9%	23.1%
Average 26-75	41.9%	35.8%	35.6%	21.6%	41.1%	33.9%
Average 76+	35.7%	35.2%	14.7%	22.5%	33.6%	30.5%
Average 51+	32.7%	29.8%	28.5%	18.5%	32.1%	26.3%

[1]	From Bond & Pecaro internal data through August 31, 2008.
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Depreciation and Amortization
     Depreciation expense for each year has been determined using the MACRS schedule for 5, 7, 15, and 39 year property, based upon the reported cost of fixed assets present at the Cox stations. A provision has also been made for the intangible assets at the Cox stations, which are amortized over a 15-year period on a straight line basis for tax purposes. In the case of this analysis, intangible assets comprise the subject FCC licenses at each reporting unit.
Federal and State Tax Rates
     An estimated tax rate was applied to the projected taxable income of the Stations in each market. This estimated rate reflects the effective combined federal and state tax rates in effect as of December 31, 2008.
Subsequent Capital Expenditures
     Subsequent annual capital expenditures were estimated at 5.0% of the initial investment in property, plant, and equipment for each market. These expenditures are necessary in order to replace assets that become irreparable, technically obsolete, or for other reasons are no longer useful at the individual stations.
Changes in Working Capital
     After-tax cash flow was adjusted for changes in working capital. The change in working capital reflects the difference between current assets and current liabilities and the ability of the Stations to fund working capital needs. A rate of 12.3% of revenues was determined to be appropriate in calculating changes in working capital, which equates to a reserve of approximately 45 days of sales and reflects the fact that the radio broadcast industry is not working capital intensive.
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Net After-Tax Cash Flow
     Net after-tax cash flow was determined in two steps. After taxes were subtracted from the Stations’ taxable income, non-cash depreciation and amortization expenses were added back to net income to yield after-tax cash flow. From the after-tax cash flow, the provision for subsequent capital expenditures was deducted to calculate net after-tax cash flows.
Discount Rate
     As of December 31, 2008, the base discount rate for the radio broadcast industry was determined to be 10.5%. The discount rate is not specific to Cox Radio or to the Stations, but is based upon the rate that would be used by a typical market participant. A full analysis of the 10.5% discount is contained in Exhibit A.
Capitalization Rate
     The net after-tax cash flow was capitalized using a capitalization rate, resulting in a terminal value. The capitalization rate was determined by subtracting a long-term growth rate from the 10.5% discount rate. The long-term growth rates ranged from 1.0% to 2.5% based upon market conditions, anticipated station performance, forecasts prepared by Kagan Research, forecasts prepared by Cox, and discussions with Cox management.
Present Value of Terminal Value
     In the analyses, depreciation expenses were deducted from the Year 11 operating cash flow to determine taxable income. Income taxes, capital expenditures, and net changes in working capital were then deducted, and depreciation expense was added back, to determine an estimated after-tax free cash flow to use in perpetuity. The after-tax free cash flow was divided by a
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capitalization rate to determine the terminal value. This result was then discounted to present value at a rate of 10.5%. The fair value incorporates the cumulative present value of the net after-tax cash flows over the ten-year projection period, the discounted terminal value, and the present value of the tax benefit of the remaining intangible asset amortization in Years 11 through 15.
Valuation Conclusion
     Based upon the analyses continued herein, the total value of the subject Cox FCC licenses has been determined to be approximately $967.6 million. In Exhibit B, two tables are presented for each market which detail the calculations underlying each valuation.
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EXHIBIT A
WEIGHTED AVERAGE COST OF CAPITAL CALCULATION
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EXHIBIT A
Weighted Average Cost of Capital Calculation
As of December 31, 2008, the base discount rate for the radio broadcast industry was determined to be 10.5%. The discount rate is based on an after-tax rate determined using the Weighted Average Cost of Capital Model, as follows:
WACC = [Re x E] + [Rd x D]

where:
	WAAC	=	Weighted average cost of capital
	Re	=	Cost of equity
	Rd	=	Cost of debt
	E	=	Percentage of equity in capital structure
	D	=	Percentage of debt in capital structure
Cost of Equity
In this calculation, the cost of equity is determined using a build-up method using the formula:
Re = Rf + [Rp +[B x [Rm – Rf ]]]

where:
	Re	=	Cost of equity
	Rf	=	Rate of return on a risk-free security
	Rm	=	Long-term return on market
	Rp	=	Risk premium for small stocks
	B	=	Industry beta
and:
Risk-Free Return (Rf)
As is widely accepted, the risk-free return is based on the yields of U.S. Treasury securities as the instruments are considered to have the least risk of default. The duration of the security used should match the term of the discounted cash flow projection. As such, we have used the monthly average of the 10-year Treasury note as of November 2008.
Long-Term Market Return (Rm)
The 40-year average market return from the S&P 500 (1968-2007) was used to estimate the long-term return on the market. A 40-year time frame was deemed appropriate because it captures variations in long-term market returns while smoothing out the impact of business cycles and annual fluctuations. This time frame also reflects the uncertainty of the direction and magnitude of future yields on the market. A shorter time frame would not capture the long-term cyclicality of returns in the market. Additionally, while there is some debate on whether the expected return should be forward-looking, it is the appraiser’s opinion that employing a component that is predictive and subject to an array of assumptions adds an unnecessary level of uncertainty to the calculation.
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Small Stock Risk Premium (Rp)
A risk premium for small stocks was added to incorporate the risk over and beyond the broad market average. The appraiser utilized the micro-cap size premium from Morningstar’s Stocks, Bonds, Bill and Inflation 2008 Classic Yearbook. The micro-cap bracket comprises companies in the 9th and 10th deciles of market capitalization.
Beta (B)
The beta measures how the return of a specific stock (or portfolio) correlates to the return of the financial market (or the index that stock is listed on) as a whole.
So:

			Source
Rf	=	3.53%	10-year Treasury Note, Monthly Average 11/08
Rm	=	11.23%	1968-2007 Average S&P 500 Returns
Rp	=	3.65%	Micro-cap Size Premium, Morningstar SBBI 2008 Classic Yearbook
B	=	1.23
Then:
3.53% + [3.65% + [1.23 x [11.23% – 3.53%]]] = 16.65%
Re = 16.7%
Cost of Debt
The cost of debt capital is estimated at the rate that a typical purchaser of the Radio One radio stations would require on interest-bearing debt. In this analysis, it has been assumed that the most likely buyer would come from a pool of publicly-traded radio broadcast owners. Because interest on debt is tax deductible, the after-tax rate has been used in the calculation:
Rd = R x [1 – t]
where:

Rd	=	After-tax cost of debt
R	=	Pre-tax cost of debt/corporate borrowing rate
t	=	Estimated tax rate
and:
Pre-tax cost of debt (R)
As all of the peer companies currently have debt ratings that fall below investment-grade, indicating that their cost of debt would be higher than the average investor, we have estimated the pre-tax cost of debt to be reflective of current corporate BBB rated 7-10 year bond rate, which generally comports with the average debt rating from Moody’s for the subject companies. The daily average yield for the month of November was employed to mitigate the recent volatility in the returns.
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Tax rate (t)
The tax rate is not Radio One specific and has been estimated as the effective tax rate for the peer group.
So:

			Source
R	=	10.31%	Average Corporate BBB Bond Yield from 11/01/08 to 11/30/08 from the Merrill Lynch Corporate BBB 7-10 Year Bond Index
t	=	38.00%	Estimated
Then:
10.31% x [1 – 38.0%] = 6.39%
Rd = 6.4%
WACC Conclusion
As follows from the above analysis, the appraiser estimates that as of December 31, 2008, the WACC for the radio broadcast industry is 10.5%:
WACC = [Re x E] + [Rd x D]
= [16.7% x 40.0%] + [6.4% x 60.0%]1
= 10.5%
A summary of the analysis and the companies used in the WACC calculation can be found in the following tables.

[1]	The average capital structure for the set of publicly-traded radio broadcast companies using SEC filing data available as of December 31, 2008 was 76.0% debt/24.0% equity. In order to reflect that the fair value of many of these companies’ debt is trading at less than face value and that the average capital structure is not consistent with the historical norms for these same companies, the appraiser has opted to use an estimated, normalized capital structure in the calculation of the WACC.
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Companies Used in the Calculation of Radio Industry
Weighted Average Cost of Capital1
(Dollars Amounts Shown in Millions)

						Total
		Debt/	Equity/	Total	Total	Market Cap
Radio Company	Beta	Capital	Capital	Debt	Market Cap	& Debt

Beasley	1.88	85.3%	14.7%	$232.9	$40.1	$273.0
Citadel	2.11	93.0%	7.0%	2,782.8	210.6	2,993.3
Cox Radio	0.68	49.8%	50.2%	851.2	858.4	1,709.6
Cumulus	1.42	83.4%	16.6%	911.7	181.0	1,092.7
Entercom	1.47	85.2%	14.8%	1,092.2	190.0	1,282.3
Radio One	1.33	92.9%	7.1%	878.5	67.1	945.7
Regent	0.39	84.5%	15.5%	192.1	35.2	227.3
Saga Communications	0.20	65.0%	35.0%	178.7	96.1	274.7
Salem Communications	1.98	93.2%	6.8%	403.8	29.6	433.4
Spanish Broadcasting	1.17	94.3%	5.7%	411.3	24.6	436.0
Emmis Communications	2.25	95.2%	4.8%	696.8	35.3	732.1
Entravision	1.50	69.7%	30.3%	537.3	233.6	770.9
Fisher	0.36	35.4%	64.6%	188.2	344.2	532.4
CBS	0.89	57.4%	42.6%	13,343.8	9,908.4	23,252.2
Journal Communications	0.84	55.5%	44.5%	326.4	261.5	587.8

Average	1.23	76.0%	24.0%

[1]	SEC Filings and Google Finance, U.S. Company Fundamentals as of September 30, 2008.
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EXHIBIT B
COX FCC LICENSE VALUATION TABLES
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Table 1
Projected Athens, Georgia FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Projected Athens Revenues	$1,437.5	$4,334.1	$7,295.7	$10,367.2	$12,085.2	$12,387.3	$12,697.0	$13,014.4	$13,339.8	$13,673.3
Operating Profit Margin	3.9%	11.6%	19.3%	27.0%	34.7%	38.6%	38.6%	38.6%	38.6%	38.6%
Operating Cash Flow	$56.1	$502.8	$1,408.1	$2,799.1	$4,193.6	$4,781.5	$4,901.0	$5,023.6	$5,149.2	$5,277.9
Less: Depreciation	203.2	358.2	279.7	230.5	232.5	194.7	155.9	155.7	154.8	155.4
Less: Amortization	1,779.5	1,779.5	1,779.5	1,779.5	1,779.5	1,779.5	1,779.5	1,779.5	1,779.5	1,779.5

Taxable Income	$(1,926.6)	$(1,634.9)	$(651.1)	$789.1	$2,181.6	$2,807.3	$2,965.6	$3,088.4	$3,214.9	$3,343.0
Income Taxes	0.0	0.0	0.0	0.0	0.0	594.9	1,126.9	1,173.6	1,221.7	1,270.3

Net Income	$(1,926.6)	$(1,634.9)	$(651.1)	$789.1	$2,181.6	$2,212.4	$1,838.7	$1,914.8	$1,993.2	$2,072.7
Add Back: Depreciation and Amortization	1,982.7	2,137.7	2,059.2	2,010.0	2,012.0	1,974.2	1,935.4	1,935.2	1,934.3	1,934.9

After-Tax Cash Flow	$56.1	$502.8	$1,408.1	$2,799.1	$4,193.6	$4,186.6	$3,774.1	$3,850.0	$3,927.5	$4,007.6
Less: Change in Working Capital	176.8	356.3	364.3	377.8	211.3	37.2	38.1	39.0	40.0	41.0
Less: Capital Expenditures	3,115.2	104.8	104.8	104.8	104.8	104.8	104.8	104.8	104.8	104.8

Net After-Tax Cash Flow	$(3,235.9)	$41.7	$939.0	$2,316.5	$3,877.5	$4,044.6	$3,631.2	$3,706.2	$3,782.7	$3,861.8
Present Value Net After-Tax Cash Flow @ 10.5%	$(3,078.3)	$35.9	$731.6	$1,633.3	$2,474.1	$2,335.5	$1,897.6	$1,752.7	$1,618.9	$1,495.7
Cumulative Present Value Net After-Tax Cash Flow	$(3,078.3)	$(3,042.4)	$(2,310.8)	$(677.5)	$1,796.6	$4,132.1	$6,029.7	$7,782.4	$9,401.3	$10,897.0
Total Present Value Net After-Tax Cash Flow	$10,897.0

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Table 2
Valuation of Athens, Georgia FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$5,277.9
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$5,409.8
Less: Depreciation	155.4

Taxable Income	$5,254.4

Tax Rate[2]	38.0%

Income Taxes	$1,996.7

Net Income	$3,257.7
Plus: Depreciation	155.4

After-Tax Cash Flow	$3,413.1

Less: Capital Expenditures	$155.4
Less: Change in Working Capital	41.0

Estimated Perpetuity After-Tax Free Cash Flow	$3,216.7

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$40,209.1

Discounted Terminal Value @ 10.5%[2]	$14,815.0
Total Present Value Cash Flow[1]	10,897.0
Plus: Present Value Tax Benefit of Remaining Amortization	980.3

Indicated Value: Athens FCC Licenses	$26,692.3

[1]	See previous table.

[2]	See text.
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Table 3
Projected Atlanta, Georgia FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$299,736.0	$301,234.7	$304,247.0	$308,810.7	$314,986.9	$322,861.6	$330,933.1	$339,206.4	$347,686.6	$356,378.8
Atlanta Market Revenue Share	4.6%	13.9%	23.2%	27.8%	27.8%	27.8%	27.8%	27.8%	27.8%	27.8%
Projected Atlanta Revenues	$13,787.9	$41,871.6	$70,585.3	$85,849.4	$87,566.4	$89,755.5	$91,999.4	$94,299.4	$96,656.9	$99,073.3
Operating Profit Margin	7.5%	22.4%	37.3%	44.8%	44.8%	44.8%	44.8%	44.8%	44.8%	44.8%
Operating Cash Flow	$1,034.1	$9,379.2	$26,328.3	$38,460.5	$39,229.7	$40,210.5	$41,215.7	$42,246.1	$43,302.3	$44,384.8
Less: Depreciation	1,492.3	2,469.7	1,643.0	1,141.9	1,147.3	797.8	433.7	398.8	361.5	364.2
Less: Amortization	18,282.3	18,282.3	18,282.3	18,282.3	18,282.3	18,282.3	18,282.3	18,282.3	18,282.3	18,282.3

Taxable Income	$(18,740.5)	$(11,372.8)	$6,403.0	$19,036.3	$19,800.1	$21,130.4	$22,499.7	$23,565.0	$24,658.5	$25,738.3
Income Taxes	0.0	0.0	0.0	0.0	5,747.9	8,029.6	8,549.9	8,954.7	9,370.2	9,780.6

Net Income	$(18,740.5)	$(11,372.8)	$6,403.0	$19,036.3	$14,052.2	$13,100.8	$13,949.8	$14,610.3	$15,288.3	$15,957.7
Add Back: Depreciation and Amortization	19,774.6	20,752.0	19,925.3	19,424.2	19,429.6	19,080.1	18,716.0	18,681.1	18,643.8	18,646.5

After-Tax Cash Flow	$1,034.1	$9,379.2	$26,328.3	$38,460.5	$33,481.8	$32,180.9	$32,665.8	$33,291.4	$33,932.1	$34,604.2
Less: Change in Working Capital	1,695.9	3,454.3	3,531.8	1,877.5	211.2	269.3	276.0	282.9	290.0	297.2
Less: Capital Expenditures	9,568.8	397.8	397.8	397.8	397.8	397.8	397.8	397.8	397.8	397.8

Net After-Tax Cash Flow	$(10,230.6)	$5,527.1	$22,398.7	$36,185.2	$32,872.8	$31,513.8	$31,992.0	$32,610.7	$33,244.3	$33,909.2
Present Value Net After-Tax Cash Flow @ 10.5%	$(9,732.4)	$4,758.3	$17,450.9	$25,513.1	$20,975.2	$18,197.4	$16,718.1	$15,422.1	$14,227.8	$13,133.4
Cumulative Present Value Net After-Tax Cash Flow	$(9,732.4)	$(4,974.1)	$12,476.8	$37,989.9	$58,965.1	$77,162.5	$93,880.6	$109,302.7	$123,530.5	$136,663.9
Total Present Value Net After-Tax Cash Flow	$136,663.9

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Table 4
Valuation of Atlanta, Georgia FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$44,384.8
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$45,494.4
Less: Depreciation	364.2

Taxable Income	$45,130.2

Tax Rate[2]	38.0%

Income Taxes	$17,149.5

Net Income	$27,980.7
Plus: Depreciation	364.2

After-Tax Cash Flow	28,344.9

Less: Capital Expenditures	$364.2
Less: Change in Working Capital	297.2

Estimated Perpetuity After-Tax Free Cash Flow	$27,683.5

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$346,044.1

Discounted Terminal Value @ 10.5%[2]	$127,499.6
Total Present Value Cash Flow[1]	136,663.9
Plus: Present Value Tax Benefit of Remaining Amortization	10,071.1

Indicated Value: Atlanta FCC Licenses	$274,234.6

[1]	See previous table.

[2]	See text.
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Table 5
Projected Birmingham, Alabama FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$40,204.0	$40,364.8	$40,687.7	$41,176.0	$41,834.8	$42,671.5	$43,524.9	$44,395.4	$45,283.3	$46,189.0
Birmingham Market Revenue Share	6.3%	18.9%	31.5%	37.7%	37.7%	37.7%	37.7%	37.7%	37.7%	37.7%
Projected Birmingham Revenues	$2,532.9	$7,628.9	$12,816.6	$15,523.4	$15,771.7	$16,087.2	$16,408.9	$16,737.1	$17,071.8	$17,413.3
Operating Profit Margin	5.7%	17.0%	28.3%	33.9%	33.9%	33.9%	33.9%	33.9%	33.9%	33.9%
Operating Cash Flow	$144.4	$1,296.9	$3,627.1	$5,262.4	$5,346.6	$5,453.6	$5,562.6	$5,673.9	$5,787.3	$5,903.1
Less: Depreciation	879.6	1,492.3	1,061.5	796.2	789.6	625.3	448.8	404.3	357.7	360.0
Less: Amortization	1,779.1	1,779.1	1,779.1	1,779.1	1,779.1	1,779.1	1,779.1	1,779.1	1,779.1	1,779.1

Taxable Income	$(2,514.3)	$(1,974.5)	$786.5	$2,687.1	$2,777.9	$3,049.2	$3,334.7	$3,490.5	$3,650.5	$3,764.0
Income Taxes	0.0	0.0	0.0	0.0	675.1	1,167.8	1,277.2	1,336.9	1,398.1	1,441.6

Net Income	$(2,514.3)	$(1,974.5)	$786.5	$2,687.1	$2,102.8	$1,881.4	$2,057.5	$2,153.6	$2,252.4	$2,322.4
Add Back: Depreciation and Amortization	2,658.7	3,271.4	2,840.6	2,575.3	2,568.7	2,404.4	2,227.9	2,183.4	2,136.8	2,139.1

After-Tax Cash Flow	$144.4	$1,296.9	$3,627.1	$5,262.4	$4,671.5	$4,285.8	$4,285.4	$4,337.0	$4,389.2	$4,461.5
Less: Change in Working Capital	311.5	626.8	638.1	332.9	30.5	38.8	39.6	40.4	41.2	42.0
Less: Capital Expenditures	7,250.6	339.1	339.1	339.1	339.1	339.1	339.1	339.1	339.1	339.1

Net After-Tax Cash Flow	$(7,417.7)	$331.0	$2,649.9	$4,590.4	$4,301.9	$3,907.9	$3,906.7	$3,957.5	$4,008.9	$4,080.4
Present Value Net After-Tax Cash Flow @ 10.5%	$(7,056.5)	$285.0	$2,064.6	$3,236.5	$2,744.9	$2,256.6	$2,041.5	$1,871.6	$1,715.7	$1,580.4
Cumulative Present Value Net After-Tax Cash Flow	$(7,056.5)	$(6,771.5)	$(4,706.9)	$(1,470.4)	$1,274.5	$3,531.1	$5,572.6	$7,444.2	$9,159.9	$10,740.3
Total Present Value Net After-Tax Cash Flow	$10,740.3

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Table 6
Valuation of Birmingham, Alabama FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$5,903.1
Operating Cash Flow Growth Rate	2.0%

Year 11 Terminal Operating Cash Flow	$6,021.2
Less: Depreciation	360.0

Taxable Income	$5,661.2

Tax Rate[2]	38.3%

Income Taxes	$2,168.2

Net Income	$3,493.0
Plus: Depreciation	360.0

After-Tax Cash Flow	3,853.0

Less: Capital Expenditures	$360.0
Less: Change in Working Capital	42.0

Estimated Perpetuity After-Tax Free Cash Flow	$3,451.0

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.0%

Capitalization Rate	8.5%

Future Terminal Value	$40,599.5

Discounted Terminal Value @ 10.5%[2]	$14,958.8
Total Present Value Cash Flow[1]	10,740.3
Plus: Present Value Tax Benefit of Remaining Amortization	987.8

Indicated Value: Birmingham FCC Licenses	$26,686.9

[1]	See previous table.

[2]	See text.
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Table 7
Projected Dayton, Ohio FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$31,648.0	$31,711.3	$31,838.1	$32,029.1	$32,285.3	$32,608.2	$32,934.3	$33,263.6	$33,596.2	$33,932.2
Dayton Market Revenue Share	3.5%	10.5%	17.5%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
Projected Dayton Revenues	$1,107.7	$3,329.7	$5,571.7	$6,726.1	$6,779.9	$6,847.7	$6,916.2	$6,985.4	$7,055.2	$7,125.8
Operating Profit Margin	5.7%	17.0%	28.3%	33.9%	33.9%	33.9%	33.9%	33.9%	33.9%	33.9%
Operating Cash Flow	$63.1	$566.0	$1,576.8	$2,280.1	$2,298.4	$2,321.4	$2,344.6	$2,368.1	$2,391.7	$2,415.6
Less: Depreciation	324.9	539.5	361.9	253.4	250.9	179.2	104.3	92.1	79.3	79.9
Less: Amortization	787.4	787.4	787.4	787.4	787.4	787.4	787.4	787.4	787.4	787.4

Taxable Income	$(1,049.2)	$(760.9)	$427.5	$1,239.3	$1,260.1	$1,354.8	$1,452.9	$1,488.6	$1,525.0	$1,548.3
Income Taxes	0.0	0.0	0.0	0.0	442.3	536.5	575.3	589.5	603.9	613.1

Net Income	$(1,049.2)	$(760.9)	$427.5	$1,239.3	$817.8	$818.3	$877.6	$899.1	$921.1	$935.2
Add Back: Depreciation and Amortization	1,112.3	1,326.9	1,149.3	1,040.8	1,038.3	966.6	891.7	879.5	866.7	867.3

After-Tax Cash Flow	$63.1	$566.0	$1,576.8	$2,280.1	$1,856.1	$1,784.9	$1,769.3	$1,778.6	$1,787.8	$1,802.5
Less: Change in Working Capital	136.2	273.3	275.8	142.0	6.6	8.3	8.4	8.5	8.6	8.7
Less: Capital Expenditures	1,878.4	87.9	87.9	87.9	87.9	87.9	87.9	87.9	87.9	87.9

Net After-Tax Cash Flow	$(1,951.5)	$204.8	$1,213.1	$2,050.2	$1,761.6	$1,688.7	$1,673.0	$1,682.2	$1,691.3	$1,705.9
Present Value Net After-Tax Cash Flow @ 10.5%	$(1,856.5)	$176.3	$945.2	$1,445.5	$1,124.0	$975.1	$874.2	$795.5	$723.8	$660.7
Cumulative Present Value Net After-Tax Cash Flow	$(1,856.5)	$(1,680.2)	$(735.0)	$710.5	$1,834.5	$2,809.6	$3,683.8	$4,479.3	$5,203.1	$5,863.8
Total Present Value Net After-Tax Cash Flow	$5,863.8

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Table 8
Valuation of Dayton, Ohio FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$2,415.6
Operating Cash Flow Growth Rate	1.0%

Year 11 Terminal Operating Cash Flow	$2,439.8
Less: Depreciation	79.9

Taxable Income	$2,359.9

Tax Rate[2]	39.6%

Income Taxes	$934.5

Net Income	$1,425.4
Plus: Depreciation	79.9

After-Tax Cash Flow	1,505.3

Less: Capital Expenditures	$79.9
Less: Change in Working Capital	8.7

Estimated Perpetuity After-Tax Free Cash Flow	$1,416.7

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	1.0%

Capitalization Rate	9.5%

Future Terminal Value	$14,912.4

Discounted Terminal Value @ 10.5%[2]	$5,494.5
Total Present Value Cash Flow[1]	5,863.8
Plus: Present Value Tax Benefit of Remaining Amortization	452.0

Indicated Value: Dayton FCC Licenses	$11,810.3

[1]	See previous table.

[2]	See text.
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Table 9
Projected Greenville-Spartanburg, South Carolina FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$34,592.0	$34,695.8	$34,904.0	$35,218.1	$35,640.7	$36,175.3	$36,717.9	$37,268.7	$37,827.7	$38,395.1
Greenville Market Revenue Share	2.3%	6.9%	11.5%	13.8%	13.8%	13.8%	13.8%	13.8%	13.8%	13.8%
Projected Greenville Revenues	$795.6	$2,394.0	$4,014.0	$4,860.1	$4,918.4	$4,992.2	$5,067.1	$5,143.1	$5,220.2	$5,298.5
Operating Profit Margin	6.0%	17.9%	29.8%	35.8%	35.8%	35.8%	35.8%	35.8%	35.8%	35.8%
Operating Cash Flow	$47.7	$428.5	$1,196.2	$1,739.9	$1,760.8	$1,787.2	$1,814.0	$1,841.2	$1,868.8	$1,896.9
Less: Depreciation	226.0	380.6	265.5	194.7	191.6	148.0	101.5	89.3	76.7	77.2
Less: Amortization	627.6	627.6	627.6	627.6	627.6	627.6	627.6	627.6	627.6	627.6

Taxable Income	$(805.9)	$(579.7)	$303.1	$917.6	$941.6	$1,011.6	$1,084.9	$1,124.3	$1,164.5	$1,192.1
Income Taxes	0.0	0.0	0.0	0.0	289.7	377.3	404.7	419.4	434.4	444.7

Net Income	$(805.9)	$(579.7)	$303.1	$917.6	$651.9	$634.3	$680.2	$704.9	$730.1	$747.4
Add Back: Depreciation and Amortization	853.6	1,008.2	893.1	822.3	819.2	775.6	729.1	716.9	704.3	704.8

After-Tax Cash Flow	$47.7	$428.5	$1,196.2	$1,739.9	$1,471.1	$1,409.9	$1,409.3	$1,421.8	$1,434.4	$1,452.2
Less: Change in Working Capital	97.9	196.6	199.3	104.1	7.2	9.1	9.2	9.3	9.5	9.6
Less: Capital Expenditures	1,692.5	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0

Net After-Tax Cash Flow	$(1,742.7)	$154.9	$919.9	$1,558.8	$1,386.9	$1,323.8	$1,323.1	$1,335.5	$1,347.9	$1,365.6
Present Value Net After-Tax Cash Flow @ 10.5%	$(1,657.8)	$133.4	$716.7	$1,099.1	$885.0	$764.4	$691.4	$631.6	$576.9	$528.9
Cumulative Present Value Net After-Tax Cash Flow	$(1,657.8)	$(1,524.4)	$(807.7)	$291.4	$1,176.4	$1,940.8	$2,632.2	$3,263.8	$3,840.7	$4,369.6
Total Present Value Net After-Tax Cash Flow	$4,369.6

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Table 10
Valuation of Greenville-Spartanburg, South Carolina FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$1,896.9
Operating Cash Flow Growth Rate	1.5%

Year 11 Terminal Operating Cash Flow	$1,925.4
Less: Depreciation	77.2

Taxable Income	$1,848.2

Tax Rate[2]	37.3%

Income Taxes	$689.4

Net Income	$1,158.8
Plus: Depreciation After-Tax	77.2

Cash Flow	1,236.0

Less: Capital Expenditures	$77.2
Less: Change in Working Capital	9.6

Estimated Perpetuity After-Tax Free Cash Flow	$1,149.2

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	1.5%

Capitalization Rate	9.0%

Future Terminal Value	$12,769.1

Discounted Terminal Value @ 10.5%[2]	$4,704.8
Total Present Value Cash Flow[1]	4,369.6
Plus: Present Value Tax Benefit of Remaining Amortization	339.4

Indicated Value: Greenville FCC Licenses	$9,413.8

[1]	See previous table.

[2]	See text.

Table 11
Projected Honolulu, Hawaii FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$31,004.0	$31,159.0	$31,470.6	$31,942.7	$32,581.6	$33,396.1	$34,231.0	$35,086.8	$35,964.0	$36,863.1
Honolulu Market Revenue Share	3.5%	10.5%	17.5%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
Projected Honolulu Revenues	$1,085.1	$3,271.7	$5,507.4	$6,708.0	$6,842.1	$7,013.2	$7,188.5	$7,368.2	$7,552.4	$7,741.3
Operating Profit Margin	3.9%	11.6%	19.3%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%
Operating Cash Flow	$42.3	$379.5	$1,062.9	$1,549.5	$1,580.5	$1,620.0	$1,660.5	$1,702.1	$1,744.6	$1,788.2
Less: Depreciation	636.0	1,063.8	727.1	519.6	507.9	379.8	244.9	210.4	174.8	176.1
Less: Amortization	393.2	393.2	393.2	393.2	393.2	393.2	393.2	393.2	393.2	393.2

Taxable Income	$(986.9)	$(1,077.5)	$(57.4)	$636.7	$679.4	$847.0	$1,022.4	$1,098.5	$1,176.6	$1,218.9
Income Taxes	0.0	0.0	0.0	0.0	0.0	15.8	390.6	419.6	449.5	465.6

Net Income	$(986.9)	$(1,077.5)	$(57.4)	$636.7	$679.4	$831.2	$631.8	$678.9	$727.1	$753.3
Add Back: Depreciation and Amortization	1,029.2	1,457.0	1,120.3	912.8	901.1	773.0	638.1	603.6	568.0	569.3

After-Tax Cash Flow	$42.3	$379.5	$1,062.9	$1,549.5	$1,580.5	$1,604.2	$1,269.9	$1,282.5	$1,295.1	$1,322.6
Less: Change in Working Capital	133.5	269.0	275.0	147.7	16.5	21.0	21.6	22.1	22.7	23.2
Less: Capital Expenditures	3,932.8	187.3	187.3	187.3	187.3	187.3	187.3	187.3	187.3	187.3

Net After-Tax Cash Flow	$(4,024.0)	$(76.8)	$600.6	$1,214.5	$1,376.7	$1,395.9	$1,061.0	$1,073.1	$1,085.1	$1,112.1
Present Value Net After-Tax Cash Flow @ 10.5%	$(3,828.0)	$(66.1)	$467.9	$856.3	$878.4	$806.0	$554.5	$507.5	$464.4	$430.7
Cumulative Present Value Net After-Tax Cash Flow	$(3,828.0)	$(3,894.1)	$(3,426.2)	$(2,569.9)	$(1,691.5)	$(885.5)	$(331.0)	$176.5	$640.9	$1,071.6
Total Present Value Net After-Tax Cash Flow	$1,071.6

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Table 12
Valuation of Honolulu, Hawaii FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$1,788.2
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$1,832.9
Less: Depreciation	176.1

Taxable Income	$1,656.8

Tax Rate[2]	38.2%

Income Taxes	$632.9

Net Income	$1,023.9
Plus: Depreciation	176.1

After-Tax Cash Flow	1,200.0

Less: Capital Expenditures	$176.1
Less: Change in Working Capital	23.2

Estimated Perpetuity After-Tax Free Cash Flow	$1,000.7

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$12,508.8

Discounted Terminal Value @ 10.5%[2]	$4,608.9
Total Present Value Cash Flow[1]	1,071.6
Plus: Present Value Tax Benefit of Remaining Amortization	217.7

Indicated Value: Honolulu FCC Licenses	$5,898.2

[1]	See previous table.

[2]	See text.
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Table 13
Projected Houston, Texas FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$301,208.0	$302,412.8	$304,832.1	$308,490.1	$313,425.9	$319,694.4	$326,088.3	$332,610.1	$339,262.3	$346,047.5
Houston Market Revenue Share	1.7%	5.0%	8.3%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%
Projected Houston Revenues	$5,120.5	$15,120.6	$25,301.1	$30,849.0	$31,342.6	$31,969.4	$32,608.8	$33,261.0	$33,926.2	$34,604.8
Operating Profit Margin	3.9%	11.7%	19.5%	27.3%	35.1%	39.0%	39.0%	39.0%	39.0%	39.0%
Operating Cash Flow	$199.7	$1,769.1	$4,933.7	$8,421.8	$11,001.3	$12,468.1	$12,717.4	$12,971.8	$13,231.2	$13,495.9
Less: Depreciation	1,062.7	1,759.8	1,172.6	816.9	822.0	573.7	314.7	290.4	264.1	266.1
Less: Amortization	4,894.3	4,894.3	4,894.3	4,894.3	4,894.3	4,894.3	4,894.3	4,894.3	4,894.3	4,894.3

Taxable Income	$(5,757.3)	$(4,885.0)	$(1,133.2)	$2,710.6	$5,285.0	$7,000.1	$7,508.4	$7,787.1	$8,072.8	$8,335.5
Income Taxes	0.0	0.0	0.0	0.0	0.0	1,117.4	2,605.4	2,702.1	2,801.3	2,892.4

Net Income	$(5,757.3)	$(4,885.0)	$(1,133.2)	$2,710.6	$5,285.0	$5,882.7	$4,903.0	$5,085.0	$5,271.5	$5,443.1
Add Back: Depreciation and Amortization	5,957.0	6,654.1	6,066.9	5,711.2	5,716.3	5,468.0	5,209.0	5,184.7	5,158.4	5,160.4

After-Tax Cash Flow	$199.7	$1,769.1	$4,933.7	$8,421.8	$11,001.3	$11,350.7	$10,112.0	$10,269.7	$10,429.9	$10,603.5
Less: Change in Working Capital	629.8	1,230.0	1,252.2	682.4	60.7	77.1	78.6	80.2	81.8	83.5
Less: Capital Expenditures	6,074.8	289.3	289.3	289.3	289.3	289.3	289.3	289.3	289.3	289.3

Net After-Tax Cash Flow	$(6,504.9)	$249.8	$3,392.2	$7,450.1	$10,651.3	$10,984.3	$9,744.1	$9,900.2	$10,058.8	$10,230.7
Present Value Net After-Tax Cash Flow @ 10.5%	$(6,188.2)	$215.0	$2,642.9	$5,252.8	$6,796.3	$6,342.8	$5,092.0	$4,681.9	$4,304.9	$3,962.5
Cumulative Present Value Net After-Tax Cash Flow	$(6,188.2)	$(5,973.2)	$(3,330.3)	$1,922.5	$8,718.8	$15,061.6	$20,153.6	$24,835.5	$29,140.4	$33,102.9
Total Present Value Net After-Tax Cash Flow	$33,102.9

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Table 14
Valuation of Houston, Texas FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$13,495.9
Operating Cash Flow Growth Rate	2.0%

Year 11 Terminal Operating Cash Flow	$13,765.8
Less: Depreciation	266.1

Taxable Income	$13,499.7

Tax Rate[2]	34.7%

Income Taxes	$4,684.4

Net Income	$8,815.3
Plus: Depreciation	266.1

After-Tax Cash Flow	$9,081.4

Less: Capital Expenditures	$266.1
Less: Change in Working Capital	83.5

Estimated Perpetuity After-Tax Free Cash Flow	$8,731.8

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.0%

Capitalization Rate	8.5%

Future Terminal Value	$102,727.1

Discounted Terminal Value @ 10.5%[2]	$37,849.7
Total Present Value Cash Flow[1]	33,102.9
Plus: Present Value Tax Benefit of Remaining Amortization	2,462.0

Indicated Value: Houston FCC Licenses	$73,414.6

[1]	See previous table.

[2]	See text.
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Table 15
Projected Jacksonville, Florida FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$53,360.0	$53,626.8	$54,163.1	$54,975.5	$56,075.0	$57,476.9	$58,913.8	$60,386.6	$61,896.3	$63,443.7
Jacksonville Market Revenue Share	4.7%	14.0%	23.3%	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%
Projected Jacksonville Revenues	$2,507.9	$7,507.8	$12,620.0	$15,393.1	$15,701.0	$16,093.5	$16,495.9	$16,908.2	$17,331.0	$17,764.2
Operating Profit Margin	4.3%	12.9%	21.5%	25.9%	25.9%	25.9%	25.9%	25.9%	25.9%	25.9%
Operating Cash Flow	$107.8	$968.5	$2,713.3	$3,986.8	$4,066.6	$4,168.2	$4,272.4	$4,379.2	$4,488.7	$4,600.9
Less: Depreciation	821.4	1,387.6	976.7	726.0	728.9	562.8	385.5	356.6	325.7	327.8
Less: Amortization	1,308.8	1,308.8	1,308.8	1,308.8	1,308.8	1,308.8	1,308.8	1,308.8	1,308.8	1,308.8

Taxable Income	$(2,022.4)	$(1,727.9)	$427.8	$1,952.0	$2,028.9	$2,296.6	$2,578.1	$2,713.8	$2,854.2	$2,964.3
Income Taxes	0.0	0.0	0.0	0.0	247.6	863.5	969.4	1,020.4	1,073.2	1,114.6

Net Income	$(2,022.4)	$(1,727.9)	$427.8	$1,952.0	$1,781.3	$1,433.1	$1,608.7	$1,693.4	$1,781.0	$1,849.7
Add Back: Depreciation and Amortization	2,130.2	2,696.4	2,285.5	2,034.8	2,037.7	1,871.6	1,694.3	1,665.4	1,634.5	1,636.6

After-Tax Cash Flow	$107.8	$968.5	$2,713.3	$3,986.8	$3,819.0	$3,304.7	$3,303.0	$3,358.8	$3,415.5	$3,486.3
Less: Change in Working Capital	308.5	615.0	628.8	341.1	37.9	48.3	49.5	50.7	52.0	53.3
Less: Capital Expenditures	6,751.5	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0	309.0

Net After-Tax Cash Flow	$(6,952.2)	$44.5	$1,775.5	$3,336.7	$3,472.1	$2,947.4	$2,944.5	$2,999.1	$3,054.5	$3,124.0
Present Value Net After-Tax Cash Flow @ 10.5%	$(6,613.6)	$38.3	$1,383.3	$2,352.6	$2,215.5	$1,702.0	$1,538.7	$1,418.3	$1,307.3	$1,210.0
Cumulative Present Value Net After-Tax Cash Flow	$(6,613.6)	$(6,575.3)	$(5,192.0)	$(2,839.4)	$(623.9)	$1,078.1	$2,616.8	$4,035.1	$5,342.4	$6,552.4
Total Present Value Net After-Tax Cash Flow	$6,552.4

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Table 16
Valuation of Jacksonville, Florida FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$4,600.9
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$4,715.9
Less: Depreciation	327.8

Taxable Income	$4,388.1

Tax Rate[2]	37.6%

Income Taxes	$1,649.9

Net Income	$2,738.2
Plus: Depreciation After-Tax	327.8

Cash Flow	$3,066.0

Less: Capital Expenditures	$327.8
Less: Change in Working Capital	53.3

Estimated Perpetuity After-Tax Free Cash Flow	$2,684.9

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$33,560.9

Discounted Terminal Value @ 10.5%[2]	$12,365.5
Total Present Value Cash Flow[1]	6,552.4
Plus: Present Value Tax Benefit of Remaining Amortization	713.4

Indicated Value: Jacksonville FCC Licenses	$19,631.3

[1]	See previous table.

[2]	See text.
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Table 17
Projected Long Island, New York FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$44,436.0	$44,658.2	$45,104.8	$45,781.4	$46,697.0	$47,864.4	$49,061.0	$50,287.5	$51,544.7	$52,833.3
Long Island Market Revenue Share	6.6%	19.7%	32.8%	39.3%	39.3%	39.3%	39.3%	39.3%	39.3%	39.3%
Projected Long Island Revenues	$2,932.8	$8,797.7	$14,794.4	$17,992.1	$18,351.9	$18,810.7	$19,281.0	$19,763.0	$20,257.1	$20,763.5
Operating Profit Margin	7.7%	23.1%	38.5%	46.1%	46.1%	46.1%	46.1%	46.1%	46.1%	46.1%
Operating Cash Flow	$225.8	$2,032.3	$5,695.8	$8,294.4	$8,460.2	$8,671.7	$8,888.5	$9,110.7	$9,338.5	$9,572.0
Less: Depreciation	414.4	701.8	495.5	366.7	355.8	281.8	202.9	174.7	145.7	146.6
Less: Amortization	3,792.5	3,792.5	3,792.5	3,792.5	3,792.5	3,792.5	3,792.5	3,792.5	3,792.5	3,792.5

Taxable Income	$(3,981.1)	$(2,462.0)	$1,407.8	$4,135.2	$4,311.9	$4,597.4	$4,893.1	$5,143.5	$5,400.3	$5,632.9
Income Taxes	0.0	0.0	0.0	0.0	1,330.6	1,793.0	1,908.3	2,006.0	2,106.1	2,196.8

Net Income	$(3,981.1)	$(2,462.0)	$1,407.8	$4,135.2	$2,981.3	$2,804.4	$2,984.8	$3,137.5	$3,294.2	$3,436.1
Add Back: Depreciation and Amortization	4,206.9	4,494.3	4,288.0	4,159.2	4,148.3	4,074.3	3,995.4	3,967.2	3,938.2	3,939.1

After-Tax Cash Flow	$225.8	$2,032.3	$5,695.8	$8,294.4	$7,129.6	$6,878.7	$6,980.2	$7,104.7	$7,232.4	$7,375.2
Less: Change in Working Capital	360.7	721.4	737.6	393.3	44.3	56.4	57.8	59.3	60.8	62.3
Less: Capital Expenditures	3,258.9	142.9	142.9	142.9	142.9	142.9	142.9	142.9	142.9	142.9

Net After-Tax Cash Flow	$(3,393.8)	$1,168.0	$4,815.3	$7,758.2	$6,942.4	$6,679.4	$6,779.5	$6,902.5	$7,028.7	$7,170.0
Present Value Net After-Tax Cash Flow @ 10.5%	$(3,228.6)	$1,005.6	$3,751.6	$5,470.1	$4,429.8	$3,856.9	$3,542.7	$3,264.3	$3,008.1	$2,777.0
Cumulative Present Value Net After-Tax Cash Flow	$(3,228.6)	$(2,223.0)	$1,528.6	$6,998.7	$11,428.5	$15,285.4	$18,828.1	$22,092.4	$25,100.5	$27,877.5
Total Present Value Net After-Tax Cash Flow	$27,877.5

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Table 18
Valuation of Long Island, New York FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$9,572.0
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$9,811.3
Less: Depreciation	146.6

Taxable Income	$9,664.7

Tax Rate[2]	39.0%

Income Taxes	$3,769.2

Net Income	$5,895.5
Plus: Depreciation After-Tax	146.6

Cash Flow	$6,042.1

Less: Capital Expenditures	$146.6
Less: Change in Working Capital	62.3

Estimated Perpetuity After-Tax Free Cash Flow	$5,833.2

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$72,914.6

Discounted Terminal Value @ 10.5%[2]	$26,865.3
Total Present Value Cash Flow[1]	27,877.5
Plus: Present Value Tax Benefit of Remaining Amortization	2,144.1

Indicated Value: Long Island FCC Licenses	$56,886.9

[1]	See previous table.

[2]	See text.
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Table 19
Projected Louisville, Kentucky FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$40,664.0	$40,786.0	$41,030.7	$41,400.0	$41,896.8	$42,525.3	$43,163.2	$43,810.6	$44,467.8	$45,134.8
Louisville Market Revenue Share	2.7%	8.0%	13.3%	16.0%	16.0%	16.0%	16.0%	16.0%	16.0%	16.0%
Projected Louisville Revenues	$1,097.9	$3,262.9	$5,457.1	$6,624.0	$6,703.5	$6,804.0	$6,906.1	$7,009.7	$7,114.8	$7,221.6
Operating Profit Margin	2.0%	6.0%	10.0%	14.0%	18.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Operating Cash Flow	$22.0	$195.8	$545.7	$927.4	$1,206.6	$1,360.8	$1,381.2	$1,401.9	$1,423.0	$1,444.3
Less: Depreciation	291.2	489.1	338.4	245.3	239.1	183.4	124.1	106.5	88.4	89.1
Less: Amortization	344.0	344.0	344.0	344.0	344.0	344.0	344.0	344.0	344.0	344.0

Taxable Income	$(613.2)	$(637.3)	$(136.7)	$338.1	$623.5	$833.4	$913.1	$951.4	$990.6	$1,011.2
Income Taxes	0.0	0.0	0.0	0.0	0.0	157.4	352.5	367.2	382.4	390.3

Net Income	$(613.2)	$(637.3)	$(136.7)	$338.1	$623.5	$676.0	$560.6	$584.2	$608.2	$620.9
Add Back: Depreciation and Amortization	635.2	833.1	682.4	589.3	583.1	527.4	468.1	450.5	432.4	433.1

After-Tax Cash Flow	$22.0	$195.8	$545.7	$927.4	$1,206.6	$1,203.4	$1,028.7	$1,034.7	$1,040.6	$1,054.0
Less: Change in Working Capital	135.0	266.3	269.9	143.5	9.8	12.4	12.6	12.7	12.9	13.1
Less: Capital Expenditures	1,951.1	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6

Net After-Tax Cash Flow	$(2,064.1)	$(162.1)	$184.2	$692.3	$1,105.2	$1,099.4	$924.5	$930.4	$936.1	$949.3
Present Value Net After-Tax Cash Flow @ 10.5%	$(1,963.6)	$(139.5)	$143.5	$488.1	$705.2	$634.9	$483.1	$440.0	$400.6	$367.7
Cumulative Present Value Net After-Tax Cash Flow	$(1,963.6)	$(2,103.1)	$(1,959.6)	$(1,471.5)	$(766.3)	$(131.4)	$351.7	$791.7	$1,192.3	$1,560.0
Total Present Value Net After-Tax Cash Flow	$1,560.0

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Table 20
Valuation of Louisville, Kentucky FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$1,444.3
Operating Cash Flow Growth Rate	1.5%

Year 11 Terminal Operating Cash Flow	$1,466.0
Less: Depreciation	89.1

Taxable Income	$1,376.9

Tax Rate[2]	38.6%

Income Taxes	$531.5

Net Income	$845.4
Plus: Depreciation	89.1

After-Tax Cash Flow	934.5

Less: Capital Expenditures	$89.1
Less: Change in Working Capital	13.1

Estimated Perpetuity After-Tax Free Cash Flow	$832.3

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	1.5%

Capitalization Rate	9.0%

Future Terminal Value	$9,248.0

Discounted Terminal Value @ 10.5%[2]	$3,407.4
Total Present Value Cash Flow[1]	1,560.0
Plus: Present Value Tax Benefit of Remaining Amortization	192.5

Indicated Value: Louisville FCC Licenses	$5,159.9

[1]	See previous table

[2]	See text.
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Table 21
Projected Miami, Florida FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$239,292.0	$240,488.5	$242,893.4	$246,536.8	$251,467.5	$257,754.2	$264,198.1	$270,803.1	$277,573.2	$284,512.5
Miami Market Revenue Share	2.8%	8.3%	13.8%	16.5%	16.5%	16.5%	16.5%	16.5%	16.5%	16.5%
Projected Miami Revenues	$6,700.2	$19,960.5	$33,519.3	$40,678.6	$41,492.1	$42,529.4	$43,592.7	$44,682.5	$45,799.6	$46,944.6
Operating Profit Margin	7.7%	23.0%	38.3%	46.0%	46.0%	46.0%	46.0%	46.0%	46.0%	46.0%
Operating Cash Flow	$515.9	$4,590.9	$12,837.9	$18,712.2	$19,086.4	$19,563.5	$20,052.6	$20,554.0	$21,067.8	$21,594.5
Less: Depreciation	687.8	1,176.7	854.7	654.9	645.7	529.3	402.2	359.6	315.2	317.2
Less: Amortization	8,766.9	8,766.9	8,766.9	8,766.9	8,766.9	8,766.9	8,766.9	8,766.9	8,766.9	8,766.9

Taxable Income	$(8,938.8)	$(5,352.7)	$3,216.3	$9,290.4	$9,673.8	$10,267.3	$10,883.5	$11,427.5	$11,985.7	$12,510.4
Income Taxes	0.0	0.0	0.0	0.0	2,966.3	3,860.5	4,092.2	4,296.7	4,506.6	4,703.9

Net Income	$(8,938.8)	$(5,352.7)	$3,216.3	$9,290.4	$6,707.5	$6,406.8	$6,791.3	$7,130.8	$7,479.1	$7,806.5
Add Back: Depreciation and Amortization	9,454.7	9,943.6	9,621.6	9,421.8	9,412.6	9,296.2	9,169.1	9,126.5	9,082.1	9,084.1

After-Tax Cash Flow	$515.9	$4,590.9	$12,837.9	$18,712.2	$16,120.1	$15,703.0	$15,960.4	$16,257.3	$16,561.2	$16,890.6
Less: Change in Working Capital	824.1	1,631.0	1,667.7	880.6	100.1	127.6	130.8	134.0	137.4	140.8
Less: Capital Expenditures	6,223.9	291.4	291.4	291.4	291.4	291.4	291.4	291.4	291.4	291.4

Net After-Tax Cash Flow	$(6,532.1)	$2,668.5	$10,878.8	$17,540.2	$15,728.6	$15,284.0	$15,538.2	$15,831.9	$16,132.4	$16,458.4
Present Value Net After-Tax Cash Flow @ 10.5%	$(6,214.0)	$2,297.3	$8,475.7	$12,367.1	$10,036.0	$8,825.6	$8,119.8	$7,487.1	$6,904.3	$6,374.5
Cumulative Present Value Net After-Tax Cash Flow	$(6,214.0)	$(3,916.7)	$4,559.0	$16,926.1	$26,962.1	$35,787.7	$43,907.5	$51,394.6	$58,298.9	$64,673.4
Total Present Value Net After-Tax Cash Flow	$64,673.4

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Table 22
Valuation of Miami, Florida FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$21,594.5
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$22,134.4
Less: Depreciation	317.2

Taxable Income	$21,817.2

Tax Rate[2]	37.6%

Income Taxes	$8,203.3

Net Income	$13,613.9
Plus: Depreciation	317.2

After-Tax Cash Flow	13,931.1

Less: Capital Expenditures	$317.2
Less: Change in Working Capital	140.8

Estimated Perpetuity After-Tax Free Cash Flow	$13,473.1

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$168,414.2

Discounted Terminal Value @ 10.5%[2]	$62,052.0
Total Present Value Cash Flow[1]	64,673.4
Plus: Present Value Tax Benefit of Remaining Amortization	4,778.6

Indicated Value: Miami FCC Licenses	$131,504.0

[1]	See previous table.

[2]	See text.
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Table 23
Projected Orlando, Florida FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$117,392.0	$117,979.0	$119,158.8	$120,946.2	$123,365.1	$126,449.2	$129,610.4	$132,850.7	$136,172.0	$139,576.3
Orlando Market Revenue Share	5.4%	16.1%	26.8%	32.2%	32.2%	32.2%	32.2%	32.2%	32.2%	32.2%
Projected Orlando Revenues	$6,339.2	$18,994.6	$31,934.6	$38,944.7	$39,723.6	$40,716.6	$41,734.5	$42,777.9	$43,847.4	$44,943.6
Operating Profit Margin	7.5%	22.5%	37.5%	45.0%	45.0%	45.0%	45.0%	45.0%	45.0%	45.0%
Operating Cash Flow	$475.4	$4,273.8	$11,975.5	$17,525.1	$17,875.6	$18,322.5	$18,780.5	$19,250.1	$19,731.3	$20,224.6
Less: Depreciation	1,082.4	1,835.6	1,306.2	983.1	990.0	776.4	546.6	508.7	468.1	471.1
Less: Amortization	7,825.9	7,825.9	7,825.9	7,825.9	7,825.9	7,825.9	7,825.9	7,825.9	7,825.9	7,825.9

Taxable Income	$(8,432.9)	$(5,387.7)	$2,843.4	$8,716.1	$9,059.7	$9,720.2	$10,408.0	$10,915.5	$11,437.3	$11,927.6
Income Taxes	0.0	0.0	0.0	0.0	2,556.3	3,654.8	3,913.4	4,104.2	4,300.4	4,484.8

Net Income	$(8,432.9)	$(5,387.7)	$2,843.4	$8,716.1	$6,503.4	$6,065.4	$6,494.6	$6,811.3	$7,136.9	$7,442.8
Add Back: Depreciation and Amortization	8,908.3	9,661.5	9,132.1	8,809.0	8,815.9	8,602.3	8,372.5	8,334.6	8,294.0	8,297.0

After-Tax Cash Flow	$475.4	$4,273.8	$11,975.5	$17,525.1	$15,319.3	$14,667.7	$14,867.1	$15,145.9	$15,430.9	$15,739.8
Less: Change in Working Capital	779.7	1,556.6	1,591.6	862.2	95.8	122.1	125.2	128.3	131.5	134.8
Less: Capital Expenditures	10,026.9	435.4	435.4	435.4	435.4	435.4	435.4	435.4	435.4	435.4

Net After-Tax Cash Flow	$(10,331.2)	$2,281.8	$9,948.5	$16,227.5	$14,788.1	$14,110.2	$14,306.5	$14,582.2	$14,864.0	$15,169.6
Present Value Net After-Tax Cash Flow @ 10.5%	$(9,828.1)	$1,964.4	$7,750.9	$11,441.5	$9,435.9	$8,147.8	$7,476.2	$6,896.1	$6,361.4	$5,875.3
Cumulative Present Value Net After-Tax Cash Flow	$(9,828.1)	$(7,863.7)	$(112.8)	$11,328.7	$20,764.6	$28,912.4	$36,388.6	$43,284.7	$49,646.1	$55,521.4
Total Present Value Net After-Tax Cash Flow	$55,521.4

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Table 24
Valuation of Orlando, Florida FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$20,224.6
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$20,730.2
Less: Depreciation	471.1

Taxable Income	$20,259.1

Tax Rate[2]	37.6%

Income Taxes	$7,617.4

Net Income	$12,641.7
Plus: Depreciation After-Tax	471.1

Cash Flow	$13,112.8

Less: Capital Expenditures	$471.1
Less: Change in Working Capital	134.8

Estimated Perpetuity After-Tax Free Cash Flow	$12,506.9

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$156,336.0

Discounted Terminal Value @ 10.5%[2]	$57,601.8
Total Present Value Cash Flow[1]	55,521.4
Plus: Present Value Tax Benefit of Remaining Amortization	4,265.6

Indicated Value: Orlando FCC Licenses	$117,388.8

[1]	See previous table.

[2]	See text.
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Table 25
Projected Richmond, Virginia FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$45,724.0	$45,952.6	$46,412.1	$47,108.3	$48,050.5	$49,251.8	$50,483.1	$51,745.2	$53,038.8	$54,364.8
Richmond Market Revenue Share	3.3%	10.0%	16.7%	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Projected Richmond Revenues	$1,508.9	$4,595.3	$7,750.8	$9,421.7	$9,610.1	$9,850.4	$10,096.6	$10,349.0	$10,607.8	$10,873.0
Operating Profit Margin	4.2%	12.5%	20.8%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%
Operating Cash Flow	$63.4	$574.4	$1,612.2	$2,355.4	$2,402.5	$2,462.6	$2,524.2	$2,587.3	$2,652.0	$2,718.3
Less: Depreciation	405.0	678.5	465.4	332.2	316.7	242.4	164.0	132.4	100.1	100.8
Less: Amortization	925.5	925.5	925.5	925.5	925.5	925.5	925.5	925.5	925.5	925.5

Taxable Income	$(1,267.1)	$(1,029.6)	$221.3	$1,097.7	$1,160.3	$1,294.7	$1,434.7	$1,529.4	$1,626.4	$1,692.0
Income Taxes	0.0	0.0	0.0	0.0	69.4	492.0	545.2	581.2	618.0	643.0

Net Income	$(1,267.1)	$(1,029.6)	$221.3	$1,097.7	$1,090.9	$802.7	$889.5	$948.2	$1,008.4	$1,049.0
Add Back: Depreciation and Amortization	1,330.5	1,604.0	1,390.9	1,257.7	1,242.2	1,167.9	1,089.5	1,057.9	1,025.6	1,026.3

After-Tax Cash Flow	$63.4	$574.4	$1,612.2	$2,355.4	$2,333.1	$1,970.6	$1,979.0	$2,006.1	$2,034.0	$2,075.3
Less: Change in Working Capital	185.6	379.6	388.1	205.5	23.2	29.6	30.3	31.0	31.8	32.6
Less: Capital Expenditures	2,370.4	112.9	112.9	112.9	112.9	112.9	112.9	112.9	112.9	112.9

Net After-Tax Cash Flow	$(2,492.6)	$81.9	$1,111.2	$2,037.0	$2,197.0	$1,828.1	$1,835.8	$1,862.2	$1,889.3	$1,929.8
Present Value Net After-Tax Cash Flow @ 10.5%	$(2,371.2)	$70.5	$865.7	$1,436.2	$1,401.9	$1,055.6	$959.3	$880.6	$808.6	$747.4
Cumulative Present Value Net After-Tax Cash Flow	$(2,371.2)	$(2,300.7)	$(1,435.0)	$1.2	$1,403.1	$2,458.7	$3,418.0	$4,298.6	$5,107.2	$5,854.6
Total Present Value Net After-Tax Cash Flow	$5,854.6

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Table 26
Valuation of Richmond, Virginia FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$2,718.3
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$2,786.3
Less: Depreciation	100.8

Taxable Income	$2,685.5

Tax Rate[2]	38.0%

Income Taxes	$1,020.5

Net Income	$1,665.0
Plus: Depreciation	100.8

After-Tax Cash Flow	$1,765.8

Less: Capital Expenditures	$100.8
Less: Change in Working Capital	32.6

Estimated Perpetuity After-Tax Free Cash Flow	$1,632.4

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$20,405.1

Discounted Terminal Value @ 10.5%[2]	$7,518.2
Total Present Value Cash Flow[1]	5,854.6
Plus: Present Value Tax Benefit of Remaining Amortization	509.8

Indicated Value: Richmond FCC Licenses	$13,882.6

[1]	See previous table.

[2]	See text.
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Table 27
Projected San Antonio, Texas FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$92,920.0	$93,384.6	$94,318.4	$95,733.2	$97,647.9	$100,089.1	$102,591.3	$105,156.1	$107,785.0	$110,479.6
San Antonio Market Revenue Share	4.1%	12.3%	20.5%	24.5%	24.5%	24.5%	24.5%	24.5%	24.5%	24.5%
Projected San Antonio Revenues	$3,809.7	$11,486.3	$19,335.3	$23,454.6	$23,923.7	$24,521.8	$25,134.9	$25,763.2	$26,407.3	$27,067.5
Operating Profit Margin	5.3%	16.0%	26.7%	32.0%	32.0%	32.0%	32.0%	32.0%	32.0%	32.0%
Operating Cash Flow	$201.9	$1,837.8	$5,162.5	$7,505.5	$7,655.6	$7,847.0	$8,043.2	$8,244.2	$8,450.3	$8,661.6
Less: Depreciation	840.7	1,401.0	947.9	668.0	648.6	477.7	298.4	250.1	200.4	202.0
Less: Amortization	3,156.2	3,156.2	3,156.2	3,156.2	3,156.2	3,156.2	3,156.2	3,156.2	3,156.2	3,156.2

Taxable Income	$(3,795.0)	$(2,719.4)	$1,058.4	$3,681.3	$3,850.8	$4,213.1	$4,588.6	$4,837.9	$5,093.7	$5,303.4
Income Taxes	0.0	0.0	0.0	0.0	828.4	1,681.0	1,830.9	1,930.3	2,032.4	2,116.1

Net Income	$(3,795.0)	$(2,719.4)	$1,058.4	$3,681.3	$3,022.4	$2,532.1	$2,757.7	$2,907.6	$3,061.3	$3,187.3
Add Back: Depreciation and Amortization	3,996.9	4,557.2	4,104.1	3,824.2	3,804.8	3,633.9	3,454.6	3,406.3	3,356.6	3,358.2

After-Tax Cash Flow	$201.9	$1,837.8	$5,162.5	$7,505.5	$6,827.2	$6,166.0	$6,212.3	$6,313.9	$6,417.9	$6,545.5
Less: Change in Working Capital	468.6	944.2	965.4	506.7	57.7	73.6	75.4	77.3	79.2	81.2
Less: Capital Expenditures	5,086.8	226.3	226.3	226.3	226.3	226.3	226.3	226.3	226.3	226.3

Net After-Tax Cash Flow	$(5,353.5)	$667.3	$3,970.8	$6,772.5	$6,543.2	$5,866.1	$5,910.6	$6,010.3	$6,112.4	$6,238.0
Present Value Net After-Tax Cash Flow @ 10.5%	$(5,092.8)	$574.5	$3,093.6	$4,775.1	$4,175.0	$3,387.3	$3,088.7	$2,842.4	$2,616.0	$2,416.0
Cumulative Present Value Net After-Tax Cash Flow	$(5,092.8)	$(4,518.3)	$(1,424.7)	$3,350.4	$7,525.4	$10,912.7	$14,001.4	$16,843.8	$19,459.8	$21,875.8
Total Present Value Net After-Tax Cash Flow	$21,875.8

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Table 28
Valuation of San Antonio, Texas FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$8,661.6
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$8,878.1
Less: Depreciation	202.0

Taxable Income	$8,676.1

Tax Rate[2]	39.9%

Income Taxes	$3,461.8

Net Income	$5,214.3
Plus: Depreciation	202.0

After-Tax Cash Flow	$5,416.3

Less: Capital Expenditures	$202.0
Less: Change in Working Capital	81.2

Estimated Perpetuity After-Tax Free Cash Flow	$5,133.1

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$64,164.2

Discounted Terminal Value @ 10.5%[2]	$23,641.2
Total Present Value Cash Flow[1]	21,875.8
Plus: Present Value Tax Benefit of Remaining Amortization	1,825.5

Indicated Value: San Antonio FCC Licenses	$47,342.5

[1]	See previous table.

[2]	See text.
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Table 29
Projected Tampa, Florida FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$125,488.0	$126,115.4	$127,376.6	$129,287.2	$131,872.9	$135,169.7	$138,548.9	$142,012.6	$145,562.9	$149,202.0
Tampa Market Revenue Share	4.3%	13.0%	21.7%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%
Projected Tampa Revenues	$5,396.0	$16,395.0	$27,640.7	$33,614.7	$34,287.0	$35,144.1	$36,022.7	$36,923.3	$37,846.4	$38,792.5
Operating Profit Margin	4.6%	13.7%	22.8%	31.9%	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Operating Cash Flow	$248.2	$2,246.1	$6,302.1	$10,723.1	$12,514.8	$12,827.6	$13,148.3	$13,477.0	$13,813.9	$14,159.3
Less: Depreciation	789.7	1,317.5	895.5	637.2	630.0	462.8	287.0	253.2	218.1	219.7
Less: Amortization	5,417.0	5,417.0	5,417.0	5,417.0	5,417.0	5,417.0	5,417.0	5,417.0	5,417.0	5,417.0

Taxable Income	$(5,958.5)	$(4,488.4)	$(10.4)	$4,668.9	$6,467.8	$6,947.8	$7,444.3	$7,806.8	$8,178.8	$8,522.6
Income Taxes	0.0	0.0	0.0	0.0	255.5	2,612.4	2,799.1	2,935.4	3,075.2	3,204.5

Net Income	$(5,958.5)	$(4,488.4)	$(10.4)	$4,668.9	$6,212.3	$4,335.4	$4,645.2	$4,871.4	$5,103.6	$5,318.1
Add Back: Depreciation and Amortization	6,206.7	6,734.5	6,312.5	6,054.2	6,047.0	5,879.8	5,704.0	5,670.2	5,635.1	5,636.7

After-Tax Cash Flow	$248.2	$2,246.1	$6,302.1	$10,723.1	$12,259.3	$10,215.2	$10,349.2	$10,541.6	$10,738.7	$10,954.8
Less: Change in Working Capital	663.7	1,352.9	1,383.2	734.8	82.7	105.4	108.1	110.8	113.5	116.4
Less: Capital Expenditures	5,129.9	231.9	231.9	231.9	231.9	231.9	231.9	231.9	231.9	231.9

Net After-Tax Cash Flow	$(5,545.4)	$661.3	$4,687.0	$9,756.4	$11,944.7	$9,877.9	$10,009.2	$10,198.9	$10,393.3	$10,606.5
Present Value Net After-Tax Cash Flow @ 10.5%	$(5,275.4)	$569.3	$3,651.6	$6,878.9	$7,621.6	$5,703.9	$5,230.5	$4,823.2	$4,448.1	$4,108.0
Cumulative Present Value Net After-Tax Cash Flow	$(5,275.4)	$(4,706.1)	$(1,054.5)	$5,824.4	$13,446.0	$19,149.9	$24,380.4	$29,203.6	$33,651.7	$37,759.7
Total Present Value Net After-Tax Cash Flow	$37,759.7

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Table 30
Valuation of Tampa, Florida FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$14,159.3
Operating Cash Flow Growth Rate	2.5%

Year 11 Terminal Operating Cash Flow	$14,513.3
Less: Depreciation	219.7

Taxable Income	$14,293.6

Tax Rate[2]	37.6%

Income Taxes	$5,374.4

Net Income	$8,919.2
Plus: Depreciation After-Tax	219.7

Cash Flow	$9,138.9

Less: Capital Expenditures	$219.7
Less: Change in Working Capital	116.4

Estimated Perpetuity After-Tax Free Cash Flow	$8,802.8

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.5%

Capitalization Rate	8.0%

Future Terminal Value	$110,035.1

Discounted Terminal Value @ 10.5%[2]	$40,542.3
Total Present Value Cash Flow[1]	37,759.7
Plus: Present Value Tax Benefit of Remaining Amortization	2,952.6

Indicated Value: Tampa FCC Licenses	$81,254.6

[1]	See previous table.

[2]	See text.
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Table 31
Projected Tulsa, Oklahoma FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$39,284.0	$39,401.9	$39,638.3	$39,995.0	$40,474.9	$41,082.0	$41,698.2	$42,323.7	$42,958.6	$43,603.0
Tulsa Market Revenue Share	4.7%	14.1%	23.5%	28.2%	28.2%	28.2%	28.2%	28.2%	28.2%	28.2%
Projected Tulsa Revenues	$1,846.3	$5,555.7	$9,315.0	$11,278.6	$11,413.9	$11,585.1	$11,758.9	$11,935.3	$12,114.3	$12,296.0
Operating Profit Margin	6.4%	19.2%	32.0%	38.5%	38.5%	38.5%	38.5%	38.5%	38.5%	38.5%
Operating Cash Flow	$118.2	$1,066.7	$2,980.8	$4,342.3	$4,394.4	$4,460.3	$4,527.2	$4,595.1	$4,664.0	$4,734.0
Less: Depreciation	389.4	649.1	439.4	309.6	299.6	221.4	139.2	115.7	91.5	92.2
Less: Amortization	1,746.3	1,746.3	1,746.3	1,746.3	1,746.3	1,746.3	1,746.3	1,746.3	1,746.3	1,746.3

Taxable Income	$(2,017.5)	$(1,328.7)	$795.1	$2,286.4	$2,348.5	$2,492.6	$2,641.7	$2,733.1	$2,826.2	$2,895.5
Income Taxes	0.0	0.0	0.0	0.0	791.8	947.2	1,003.8	1,038.6	1,074.0	1,100.3

Net Income	$(2,017.5)	$(1,328.7)	$795.1	$2,286.4	$1,556.7	$1,545.4	$1,637.9	$1,694.5	$1,752.2	$1,795.2
Add Back: Depreciation and Amortization	2,135.7	2,395.4	2,185.7	2,055.9	2,045.9	1,967.7	1,885.5	1,862.0	1,837.8	1,838.5

After-Tax Cash Flow	$118.2	$1,066.7	$2,980.8	$4,342.3	$3,602.6	$3,513.1	$3,523.4	$3,556.5	$3,590.0	$3,633.7
Less: Change in Working Capital	227.1	456.3	462.4	241.5	16.6	21.1	21.4	21.7	22.0	22.3
Less: Capital Expenditures	2,193.9	103.9	103.9	103.9	103.9	103.9	103.9	103.9	103.9	103.9

Net After-Tax Cash Flow	$(2,302.8)	$506.5	$2,414.5	$3,996.9	$3,482.1	$3,388.1	$3,398.1	$3,430.9	$3,464.1	$3,507.5
Present Value Net After-Tax Cash Flow @ 10.5%	$(2,190.7)	$436.1	$1,881.1	$2,818.1	$2,221.8	$1,956.5	$1,775.8	$1,622.5	$1,482.5	$1,358.5
Cumulative Present Value Net After-Tax Cash Flow	$(2,190.7)	$(1,754.6)	$126.5	$2,944.6	$5,166.4	$7,122.9	$8,898.7	$10,521.2	$12,003.7	$13,362.2
Total Present Value Net After-Tax Cash Flow	$13,362.2

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Table 32
Valuation of Tulsa, Oklahoma FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$4,734.0
Operating Cash Flow Growth Rate	1.5%

Year 11 Terminal Operating Cash Flow	$4,805.0
Less: Depreciation	92.2

Taxable Income	$4,712.8

Tax Rate[2]	38.0%

Income Taxes	$1,790.9

Net Income	$2,921.9
Plus: Depreciation	92.2

After-Tax Cash Flow	3,014.1

Less: Capital Expenditures	$92.2
Less: Change in Working Capital	22.3

Estimated Perpetuity After-Tax Free Cash Flow	$2,899.6

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	1.5%

Capitalization Rate	9.0%

Future Terminal Value	$32,218.2

Discounted Terminal Value @ 10.5%[2]	$11,870.8
Total Present Value Cash Flow[1]	13,362.2
Plus: Present Value Tax Benefit of Remaining Amortization	962.0

Indicated Value: Tulsa FCC Licenses	$26,195.0

[1]	See previous table.

[2]	See text.
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Table 33
Projected Bridgeport, Connecticut FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$27,416.0	$27,525.7	$27,745.9	$28,078.9	$28,528.2	$29,098.8	$29,680.8	$30,274.4	$30,879.9	$31,497.5
Bridgeport Market Revenue Share	4.7%	14.0%	23.3%	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%
Projected Bridgeport Revenues	$1,288.6	$3,853.6	$6,464.8	$7,862.1	$7,987.9	$8,147.7	$8,310.6	$8,476.8	$8,646.4	$8,819.3
Operating Profit Margin	5.5%	16.4%	27.3%	32.7%	32.7%	32.7%	32.7%	32.7%	32.7%	32.7%
Operating Cash Flow	$70.9	$632.0	$1,764.9	$2,570.9	$2,612.0	$2,664.3	$2,717.6	$2,771.9	$2,827.4	$2,883.9
Less: Depreciation	193.8	327.5	229.8	168.9	162.8	128.7	92.1	77.8	63.0	63.4
Less: Amortization	1,052.2	1,052.2	1,052.2	1,052.2	1,052.2	1,052.2	1,052.2	1,052.2	1,052.2	1,052.2

Taxable Income	$(1,175.1)	$(747.7)	$482.9	$1,349.8	$1,397.0	$1,483.4	$1,573.3	$1,641.9	$1,712.2	$1,768.3
Income Taxes	0.0	0.0	0.0	0.0	509.7	578.5	613.6	640.3	667.8	689.6

Net Income	$(1,175.1)	$(747.7)	$482.9	$1,349.8	$887.3	$904.9	$959.7	$1,001.6	$1,044.4	$1,078.7
Add Back: Depreciation and Amortization	1,246.0	1,379.7	1,282.0	1,221.1	1,215.0	1,180.9	1,144.3	1,130.0	1,115.2	1,115.6

After-Tax Cash Flow	$70.9	$632.0	$1,764.9	$2,570.9	$2,102.3	$2,085.8	$2,104.0	$2,131.6	$2,159.6	$2,194.3
Less: Change in Working Capital	158.5	315.5	321.2	171.9	15.5	19.7	20.0	20.4	20.9	21.3
Less: Capital Expenditures	1,427.6	64.6	64.6	64.6	64.6	64.6	64.6	64.6	64.6	64.6

Net After-Tax Cash Flow	$(1,515.2)	$251.9	$1,379.1	$2,334.4	$2,022.2	$2,001.5	$2,019.4	$2,046.6	$2,074.1	$2,108.4
Present Value Net After-Tax Cash Flow @ 10.5%	$(1,441.4)	$216.9	$1,074.5	$1,645.9	$1,290.3	$1,155.8	$1,055.3	$967.8	$887.7	$816.6
Cumulative Present Value Net After-Tax Cash Flow	$(1,441.4)	$(1,224.5)	$(150.0)	$1,495.9	$2,786.2	$3,942.0	$4,997.3	$5,965.1	$6,852.8	$7,669.4
Total Present Value Net After-Tax Cash Flow	$7,669.4

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Table 34
Valuation of Bridgeport, Connecticut FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$2,883.9
Operating Cash Flow Growth Rate	2.0%

Year 11 Terminal Operating Cash Flow	$2,941.6
Less: Depreciation	63.4

Taxable Income	$2,878.2

Tax Rate[2]	39.0%

Income Taxes	$1,122.5

Net Income	$1,755.7
Plus: Depreciation	63.4

After-Tax Cash Flow	$1,819.1

Less: Capital Expenditures	$63.4
Less: Change in Working Capital	21.3

Estimated Perpetuity After-Tax Free Cash Flow	$1,734.4

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.0%

Capitalization Rate	8.5%

Future Terminal Value	$20,404.7

Discounted Terminal Value @ 10.5%[2]	$7,518.1
Total Present Value Cash Flow[1]	7,669.4
Plus: Present Value Tax Benefit of Remaining Amortization	594.9

Indicated Value: Bridgeport FCC Licenses	$15,782.4

[1]	See previous table.

[2]	See text.
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Table 35
Projected New Haven, Connecticut FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$79,580.0	$79,898.3	$80,537.5	$81,504.0	$82,808.1	$84,464.3	$86,153.6	$87,876.7	$89,634.2	$91,426.9
New Haven Market Revenue Share	2.0%	6.0%	10.0%	12.0%	12.0%	12.0%	12.0%	12.0%	12.0%	12.0%
Projected New Haven Revenues	$1,591.6	$4,793.9	$8,053.8	$9,780.5	$9,937.0	$10,135.7	$10,338.4	$10,545.2	$10,756.1	$10,971.2
Operating Profit Margin	5.5%	16.4%	27.3%	32.7%	32.7%	32.7%	32.7%	32.7%	32.7%	32.7%
Operating Cash Flow	$87.5	$786.2	$2,198.7	$3,198.2	$3,249.4	$3,314.4	$3,380.7	$3,448.3	$3,517.2	$3,587.6
Less: Depreciation	282.9	478.0	335.6	246.8	238.3	188.5	135.3	114.5	93.0	93.7
Less: Amortization	1,282.1	1,282.1	1,282.1	1,282.1	1,282.1	1,282.1	1,282.1	1,282.1	1,282.1	1,282.1

Taxable Income	$(1,477.5)	$(973.9)	$581.0	$1,669.3	$1,729.0	$1,843.8	$1,963.3	$2,051.7	$2,142.1	$2,211.8
Income Taxes	0.0	0.0	0.0	0.0	595.9	719.1	765.7	800.2	835.4	862.6

Net Income	$(1,477.5)	$(973.9)	$581.0	$1,669.3	$1,133.1	$1,124.7	$1,197.6	$1,251.5	$1,306.7	$1,349.2
Add Back: Depreciation and Amortization	1,565.0	1,760.1	1,617.7	1,528.9	1,520.4	1,470.6	1,417.4	1,396.6	1,375.1	1,375.8

After-Tax Cash Flow	$87.5	$786.2	$2,198.7	$3,198.2	$2,653.5	$2,595.3	$2,615.0	$2,648.1	$2,681.8	$2,725.0
Less: Change in Working Capital	195.8	393.9	401.0	212.4	19.2	24.4	24.9	25.4	25.9	26.5
Less: Capital Expenditures	2,083.9	94.3	94.3	94.3	94.3	94.3	94.3	94.3	94.3	94.3

Net After-Tax Cash Flow	$(2,192.2)	$298.0	$1,703.4	$2,891.5	$2,540.0	$2,476.6	$2,495.8	$2,528.4	$2,561.6	$2,604.2
Present Value Net After-Tax Cash Flow @ 10.5%	$(2,085.4)	$256.6	$1,327.1	$2,038.7	$1,620.7	$1,430.1	$1,304.2	$1,195.7	$1,096.3	$1,008.6
Cumulative Present Value Net After-Tax Cash Flow	$(2,085.4)	$(1,828.8)	$(501.7)	$1,537.0	$3,157.7	$4,587.8	$5,892.0	$7,087.7	$8,184.0	$9,192.6
Total Present Value Net After-Tax Cash Flow	$9,192.6

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Table 36
Valuation of New Haven, Connecticut FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$3,587.6
Operating Cash Flow Growth Rate	2.0%

Year 11 Terminal Operating Cash Flow	$3,659.4
Less: Depreciation	93.7

Taxable Income	$3,565.7

Tax Rate[2]	39.0%

Income Taxes	$1,390.6

Net Income	$2,175.1
Plus: Depreciation	93.7

After-Tax Cash Flow	2,268.8

Less: Capital Expenditures	$93.7
Less: Change in Working Capital	26.5

Estimated Perpetuity After-Tax Free Cash Flow	$2,148.6

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.0%

Capitalization Rate	8.5%

Future Terminal Value	$25,277.4

Discounted Terminal Value @ 10.5%[2]	$9,313.4
Total Present Value Cash Flow[1]	9,192.6
Plus: Present Value Tax Benefit of Remaining Amortization	724.9

Indicated Value: New Haven FCC Licenses	$19,230.9

[1]	See previous table.

[2]	See text.
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Table 37
Projected Stamford, Connecticut FCC License Group Operating Performance
(Dollar Amounts Shown in Thousands)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Market Net Revenues	$23,276.0	$23,369.1	$23,556.1	$23,838.8	$24,220.2	$24,704.6	$25,198.7	$25,702.7	$26,216.8	$26,741.1
Stamford Market Revenue Share	3.0%	9.0%	15.0%	18.0%	18.0%	18.0%	18.0%	18.0%	18.0%	18.0%
Projected Stamford Revenues	$698.3	$2,103.2	$3,533.4	$4,291.0	$4,359.6	$4,446.8	$4,535.8	$4,626.5	$4,719.0	$4,813.4
Operating Profit Margin	3.8%	11.5%	19.2%	23.0%	23.0%	23.0%	23.0%	23.0%	23.0%	23.0%
Operating Cash Flow	$26.5	$241.9	$678.4	$986.9	$1,002.7	$1,022.8	$1,043.2	$1,064.1	$1,085.4	$1,107.1
Less: Depreciation	145.9	246.6	173.0	127.3	122.8	97.0	69.5	58.7	47.6	47.9
Less: Amortization	345.5	345.5	345.5	345.5	345.5	345.5	345.5	345.5	345.5	345.5

Taxable Income	$(464.9)	$(350.2)	$159.9	$514.1	$534.4	$580.3	$628.2	$659.9	$692.3	$713.7
Income Taxes	0.0	0.0	0.0	0.0	153.4	226.3	245.0	257.4	270.0	278.3

Net Income	$(464.9)	$(350.2)	$159.9	$514.1	$381.0	$354.0	$383.2	$402.5	$422.3	$435.4
Add Back: Depreciation and Amortization	491.4	592.1	518.5	472.8	468.3	442.5	415.0	404.2	393.1	393.4

After-Tax Cash Flow	$26.5	$241.9	$678.4	$986.9	$849.3	$796.5	$798.2	$806.7	$815.4	$828.8
Less: Change in Working Capital	85.9	172.8	175.9	93.2	8.4	10.7	10.9	11.2	11.4	11.6
Less: Capital Expenditures	1,075.1	48.7	48.7	48.7	48.7	48.7	48.7	48.7	48.7	48.7

Net After-Tax Cash Flow	$(1,134.5)	$20.4	$453.8	$845.0	$792.2	$737.1	$738.6	$746.8	$755.3	$768.5
Present Value Net After-Tax Cash Flow @ 10.5%	$(1,079.2)	$17.6	$353.5	$595.8	$505.5	$425.6	$385.9	$353.2	$323.3	$297.6
Cumulative Present Value Net After-Tax Cash Flow	$(1,079.2)	$(1,061.6)	$(708.1)	$(112.3)	$393.2	$818.8	$1,204.7	$1,557.9	$1,881.2	$2,178.8
Total Present Value Net After-Tax Cash Flow	$2,178.8

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Table 38
Valuation of Stamford, Connecticut FCC Licenses
(Income Approach)
(Dollar Amounts Shown in Thousands)

Year 10 Operating Cash Flow[1]	$1,107.1
Operating Cash Flow Growth Rate	2.0%

Year 11 Terminal Operating Cash Flow	$1,129.2
Less: Depreciation	47.9

Taxable Income	$1,081.3

Tax Rate[2]	39.0%

Income Taxes	$421.7

Net Income	$659.6
Plus: Depreciation	47.9

After-Tax Cash Flow	707.5

Less: Capital Expenditures	$47.9
Less: Change in Working Capital	11.6

Estimated Perpetuity After-Tax Free Cash Flow	$648.0

Discount Rate[2]	10.5%
Long Term Growth Rate[2]	2.0%

Capitalization Rate	8.5%

Future Terminal Value	$7,623.4

Discounted Terminal Value @ 10.5%[2]	$2,808.8
Total Present Value Cash Flow[1]	2,178.8
Plus: Present Value Tax Benefit of Remaining Amortization	195.4

Indicated Value: Stamford FCC Licenses	$5,183.0

[1]	See previous table.

[2]	See text.
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EXHIBIT C
QUALIFICATIONS OF TIMOTHY S. PECARO AND
BENJAMIN K. STEINBOCK
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PROFESSIONAL EXPERIENCE AND QUALIFICATIONS
TIMOTHY S. PECARO
Timothy S. Pecaro is a principal and founder of the firm Bond & Pecaro, Inc., a Washington based consulting firm specializing in valuations, strategic planning, acquisition analysis, asset appraisals, and related financial services for the communications and media industries. Before the formation of Bond & Pecaro, Inc., Mr. Pecaro was a Vice President with Frazier, Gross & Kadlec, Inc. Mr. Pecaro joined that firm in 1980 and was named Manager of the firm’s Appraisal Services Division in 1982. He became Director of Appraisal Services in 1983 and Vice President of the firm in 1984.
Mr. Pecaro has actively participated in the development, research, and preparation of appraisal reports for owners of radio, television, cable, newspaper, radio common carrier, telecommunications, new media, and Internet properties. He has also developed several research studies and has participated in special research reports for the Federal Communications Commission (FCC) and the National Association of Broadcasters (NAB).
Mr. Pecaro has appraised more than 3,000 communications and media businesses. He has also been retained to provide special market studies and individual research projects for the management of media and technology properties and related industries. He is the Vice Chairman of the Broadcast Cable Financial Management Association, Co-chairman of the association’s 2004 annual conference, Chairman of the Technology and New Media Committee, and a member of the Cable Television and Tax Committees. Mr. Pecaro is also a member of The National Association of Broadcasters (NAB) Tax Advisory Panel. Mr. Pecaro has testified as an expert witness in connection with media and telecommunications valuation matters before federal, state, and local courts; the FCC; and the Joint Committee on Taxation. He has also spoken on media financial issues at the annual conferences of the National Association of Broadcasters, the Broadcast Cable Financial Management Association, the National Cable Television Association, the Broadband Tax Institute, the International Business Forum, and Telocator. Additionally, Mr. Pecaro has been a guest lecturer at the University of Missouri School of Journalism.
Prior to his association with Frazier, Gross & Kadlec, Mr. Pecaro was employed at WMAQ and WKQX(FM) in Chicago, at the time two of the NBC owned and operated radio stations.
Mr. Pecaro received a Bachelor of Arts degree in Radio/Television Communication Arts from Monmouth College in 1976. He graduated Cum Laude with highest honors in his major field of study.
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PROFESSIONAL EXPERIENCE AND QUALIFICATIONS

BENJAMIN K. STEINBOCK
Benjamin K. Steinbock is an associate in the firm of Bond & Pecaro, Inc., a Washington-based consulting firm specializing in valuations, asset appraisals, and related financial services for the communications industry.
Mr. Steinbock has been with the firm since 2000 and has appraised more than 400 media, communications, and technology businesses and has extensive experience in the valuation of FCC licenses for radio, television and telecommunications companies.
Prior to his association with Bond & Pecaro, Inc., Mr. Steinbock worked as a legal assistant in the Washington, D.C. office of Hogan & Hartson L.L.P. Mr. Steinbock specialized in corporate and securities law and was active in many initial public offerings and mergers.
Mr. Steinbock received a Bachelor of Arts degree in Political Science and Public Policy from Swarthmore College in Pennsylvania.
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